     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1996


                                                       REGISTRATION NO. 333-4236

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              ARADIGM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                 CALIFORNIA                                     3845                                     94-3133088
        (STATE OR OTHER JURISDICTION                (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NUMBER)

                            ------------------------

                            26219 EDEN LANDING ROAD
                               HAYWARD, CA 94545
                                 (510) 783-0100
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              RICHARD P. THOMPSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ARADIGM CORPORATION
                            26219 EDEN LANDING ROAD
                               HAYWARD, CA 94545
                                 (510) 783-0100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                   JAMES C. KITCH                                       SCOTT T. SMITH
                  JEFFREY S. ZIMMAN                                     JOHN L. DONAHUE
                 JOHN W. VANDER VORT                                    SALLY BRAMMELL
       COOLEY GODWARD CASTRO HUDDLESON & TATUM                   PILLSBURY MADISON & SUTRO LLP
           ONE MARITIME PLAZA, 20TH FLOOR                            235 MONTGOMERY STREET
               SAN FRANCISCO, CA 94111                              SAN FRANCISCO, CA 94104
                   (415) 693-2000                                       (415) 983-1000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              ARADIGM CORPORATION

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
             OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1
                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

                       FORM S-1
               ITEM NUMBER AND HEADING                        LOCATION IN PROSPECTUS
      ------------------------------------------    ------------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of
        Prospectus..............................    Forepart of the Registration Statement and
                                                      Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus...........................    Inside Front Cover Page and Outside Back
                                                      Cover Page
  3.  Summary Information, Risk Factors and
        Ratio of Earnings to Fixed Charges......    Prospectus Summary; Risk Factors
  4.  Use of Proceeds...........................    Use of Proceeds
  5.  Determination of Offering Price...........    Outside Front Cover Page of Prospectus;
                                                      Underwriting
  6.  Dilution..................................    Dilution
  7.  Selling Security Holders..................    Not Applicable
  8.  Plan of Distribution......................    Outside Front Cover Page and Inside Front
                                                      Cover Page; Underwriting
  9.  Description of Securities to be
        Registered..............................    Prospectus Summary; Capitalization;
                                                    Description of Capital Stock
 10.  Interests of Named Experts and Counsel....    Legal Matters; Experts
 11.  Information with Respect to the
        Registrant..............................    Outside Front Cover Page; Inside Front
                                                    Cover Page; Prospectus Summary; Risk
                                                      Factors; Dividend Policy;
                                                      Capitalization; Selected Financial Data;
                                                      Management's Discussion and Analysis of
                                                      Financial Condition and Results of
                                                      Operations; Business; Management;
                                                      Certain Transactions; Principal
                                                      Shareholders; Description of Capital
                                                      Stock; Shares Eligible for Future Sale;
                                                      Financial Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities.............................    Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)

Dated June   , 1996


                                2,500,000 Shares

                                      LOGO

                                  Common Stock
                            ------------------------

     All of the 2,500,000 shares of Common Stock (the "Common Stock"), offered hereby are being sold by Aradigm Corporation ("Aradigm" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "ARDM."

                            ------------------------

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.

           SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                Underwriting
                                                Price to       Discounts and      Proceeds to
                                                 Public        Commissions(1)      Company(2)
- ------------------------------------------------------------------------------------------------
Per Share.................................         $                 $                 $
Total(3)..................................         $                 $                 $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated to be $900,000.
(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 375,000 additional shares at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $        , $        and
    $        , respectively. See "Underwriting."

                            ------------------------

     The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the offices of Cowen &
Company, New York, New York, on or about                 , 1996.

                            ------------------------

COWEN & COMPANY

                        OPPENHEIMER & CO., INC.
                                              INVEMED ASSOCIATES, INC.

                , 1996

                                [INSERT PICTURE]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

     Aradigm(TM), AERx(TM) and SmartMist(TM) are trademarks of the Company. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option and (ii) reflects a three for two split of the capital stock effected prior to the effectiveness of this offering and (iii) reflects the conversion of all outstanding Preferred Stock of the Company into Common Stock upon the closing of this offering.

                                  THE COMPANY


     Aradigm is engaged in the development of novel, hand-held pulmonary drug delivery systems designed to enhance the delivery and effectiveness of a number of existing and development stage drugs and reduce the need for injectable drug therapy. Subject to applicable regulatory clearances and approvals, Aradigm plans to commercialize its proprietary technologies on two product platforms:
(i) the SmartMist system, which is designed to improve the effectiveness of metered dose inhalers, such as those used to deliver asthma medications, and
(ii) the AERx system, which creates aerosols from liquid drug formulations for delivery locally to the lung or into the blood stream via the lung. The Company believes that its systems, if successfully developed and approved or cleared for marketing, can be used to deliver existing drugs for a variety of applications, including the treatment of respiratory diseases, pain management and diabetes management, as well as to deliver imaging agents for certain lung diagnostic applications. In addition, Aradigm's potential products also may offer a promising means of delivery for new drugs under development by pharmaceutical and biotechnology companies.


     To date, the pulmonary drug delivery market has been comprised primarily of drugs for treatment of local diseases of the lung, such as asthma, cystic fibrosis, emphysema and chronic obstructive pulmonary disease. Sales in the United States of drugs used in pulmonary delivery products for the treatment of lung diseases exceeded $1.7 billion in 1995. In recent years, pharmaceutical and drug delivery companies, recognizing the potential benefits of utilizing the lung for systemic drug administration, have increased efforts to develop products and systems for pulmonary drug delivery. Industry sources estimate that the potential worldwide market for pulmonary drug delivery products may exceed $9 billion annually by the year 2000.

     Although widely used, existing systems for pulmonary drug delivery generally fail to achieve precise, reproducible delivery of the desired drug dose, either locally or systemically. Aradigm has combined core competencies in physics, electrical engineering, mechanical engineering and pharmaceutical sciences to overcome the limitations of conventional pulmonary drug delivery systems. Through this integrated approach, the Company has developed technologies which address each of the four key elements it believes are required for the development of effective pulmonary drug delivery products: ease of drug formulation; efficient precision aerosol generation; automated breath-controlled delivery and patient compliance monitoring.


     The SmartMist system incorporates the Company's breath control and compliance monitoring technologies for use with standard metered dose inhalers to improve the treatment of asthma and other respiratory diseases. In May 1996, the Company obtained 510(k) clearance from the FDA for the initial version of the SmartMist Asthma Management System, its first application of the SmartMist platform, and expects to complete development and commence marketing of the commercial version of the SmartMist Asthma Management System in the next 12 months. There can be no assurance that the Company will be able to develop and market successfully the commercial version of the SmartMist Asthma Management System or that changes made during such development will not necessitate the submission of a second 510(k) notice. Depending on manufacturing costs and other factors, the Company believes that the price to consumers of the Company's SmartMist Asthma Management System will be approximately $400 per unit.


     The AERx system is based on a novel and proprietary aerosol generation technology capable of producing low velocity, small particles suitable for delivery to the deep lung. By also incorporating the Company's breath control and compliance monitoring technologies, the AERx system is designed to optimize pulmonary delivery. The Company's lead AERx product under development is the AERx Pain Management System, which is designed to deliver morphine systemically by inhalation for the treatment of pain. In February 1996, the Company filed an Investigational New Drug ("IND") application for this indication and intends to commence clinical trials in the United States in mid-1996. The Company also is conducting clinical feasibility studies of its AERx system for the delivery of insulin and a pulmonary diagnostic imaging agent.


     Aradigm's goal is to become a leader in the development and commercialization of pulmonary drug delivery products. The Company's development strategy is to focus initially on early product opportunities which can take advantage of shorter regulatory cycles and to establish broad applicability of its systems for a variety of drugs. Having obtained 510(k) clearance to market its SmartMist Asthma Management System, Aradigm expects to continue pursuing this strategy by developing the AERx system to deliver existing pharmaceuticals, such as morphine, insulin and certain diagnostic imaging agents, that have known efficacy and safety profiles. In addition, the Company will seek to enter into multiple collaborative relationships for the development of new products and for the marketing and sale of products utilizing its technology, but the Company has not yet established any such relationship and there can be no assurance that it will be able to do so.


     The Company believes that its products under development may improve the management of certain diseases by reducing the cost of therapy, enhancing patient management and compliance and providing an improved means to administer drugs outside of the hospital setting.

     The Company was incorporated in California in January 1991. The Company's principal executive offices are located at 26219 Eden Landing Road, Hayward, CA 94545, and its telephone number is (510) 783-0100.


                                  RISK FACTORS



     The Company's plans and intentions with respect to the development and commercialization of its technologies are subject to a number of risks and uncertainties. There can be no assurance that the Company can obtain required regulatory clearances and approvals or that the Company will be able to develop and commercialize successfully any of its potential products. These and other risks of investing in the Common Stock include the following factors: Early Stage of Development; History of Losses; Anticipated Future Losses; Uncertainty of Successful Product Development; Uncertainty of Successful Product Commercialization; Dependence Upon Entering Into Collaborations; Limited Manufacturing Experience; Risk of Scale-up Failure; Future Capital Needs; Uncertainty of Additional Funding; Dependence Upon Proprietary Technology; Uncertainty of Patents and Proprietary Technology; Government Regulation; Uncertainty with Preclinical and Clinical Testing; Highly Competitive Markets; Risk of Alternative Therapies; Dependence on Key Personnel; Managing Growth; Exposure to Product Liability; Uncertainty Related to Health Care Reform; Uncertainty Related to Third-Party Reimbursement; Hazardous Materials; Control by Officers, Directors and Principal Shareholders; Lack of Public Market and Possible Volatility of Stock Price; Adverse Impact of Shares Eligible for Future Sale; Absence of Dividends; Dilution; and Management's Board Discretion to Allocate Proceeds. See "Risk Factors."

                                  THE OFFERING

Common Stock offered by the Company..............  2,500,000 shares
Common Stock to be outstanding after the
  offering.......................................  10,068,410 shares(1)
Use of proceeds..................................  To fund research and development efforts, manufacturing process development,
                                                   manufacturing capacity, working capital
                                                   and for other general corporate purposes.
                                                   See "Use of Proceeds."
Proposed Nasdaq National Market symbol...........  ARDM

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                       THREE MONTHS ENDED
                                                                      YEARS ENDED DECEMBER 31,             MARCH 31,
                                                                   -------------------------------     ------------------
                                                                    1993        1994        1995         1995      1996
                                                                   -------     -------     -------     --------   -------
STATEMENT OF OPERATIONS DATA:
Contract revenues................................................  $    --     $   125     $   155     $    125   $    86
Loss from operations.............................................   (1,667)     (3,737)     (5,619)      (1,194)   (1,744)
Net loss.........................................................   (1,655)     (3,733)     (5,433)      (1,120)   (1,608)
                                                                   =======     =======     =======     ========   =======
Pro forma net loss per share(2)..................................                          $ (0.76)               $ (0.21)
Shares used in computing pro forma net loss per share(2).........                            7,196                  7,510

                                                                                                           MARCH 31, 1996
                                                                                                     --------------------------
                                                                                                     ACTUAL      AS ADJUSTED(3)
                                                                                                     -------     --------------
BALANCE SHEET DATA:
Cash and cash equivalents.........................................................................   $10,779        $ 37,779
Working capital...................................................................................    10,053          37,053
Total assets......................................................................................    11,817          38,817
Deficit accumulated during the development stage..................................................   (13,676)        (13,676)
Total shareholders' equity........................................................................    10,599          37,599

- ------------------------------
(1) Excludes 88,689 shares of Common Stock reserved for issuance upon exercise of stock options, and 196,391 shares of Common Stock issuable upon exercise of warrants, outstanding, respectively, as of March 31, 1996. See "Management -- Benefit Plans" and "Description of Capital Stock."

(2) See Note 1 of Notes to Financial Statements for an explanation of shares used in computing pro forma net loss per share.

(3) Adjusted to give effect to the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

     The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.


EARLY STAGE OF DEVELOPMENT HISTORY OF LOSSES



     Aradigm, a development stage company incorporated in January 1991, has a limited history of operations and has generated only limited revenues to date, primarily from two short-term research and feasibility agreements and interest income. No revenues have been generated by sales of products or product royalties. The Company has no products other than the initial version of its SmartMist Asthma Management System approved for commercial sale, and all of its potential products are in various stages of research or development. There can be no assurance that the Company's research and development efforts will be successful or that regulatory clearance for the sale of any of its potential products will be obtained or that its potential products can be manufactured at an acceptable cost. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



HISTORY OF LOSSES; ANTICIPATED FUTURE LOSSES


     The Company has not been profitable since inception and, through March 31, 1996, had incurred a cumulative deficit of approximately $13.7 million. The Company expects to continue to incur substantial and increasing losses over at least the next several years as the Company's research and development efforts, pre-clinical and clinical testing activities and manufacturing scale-up efforts expand and as the Company plans and builds its late stage clinical and early commercial production capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF SUCCESSFUL PRODUCT DEVELOPMENT


     The Company's SmartMist and AERx systems are still in the prototype stage and will require further development and regulatory approvals before they can be commercialized. While the Company is developing a commercial version of the SmartMist Asthma Management System that has received 510(k) clearance from the United States Food and Drug Administration ("FDA"), there can be no assurance that such commercial version of the device can be successfully developed or marketed without further design modifications. There also can be no assurance that any such modifications of the approved device will not necessitate the submission of a second 510(k) notice. The Company's AERx platform is at an earlier stage of development than the SmartMist device and is being tested using a clinical bench prototype. The AERx system will require substantial additional development, preclinical and clinical testing and investment. To further develop its AERx system, the Company must address many engineering and design issues, including ensuring that the device has the ability to deliver a consistent and predictable amount of drug into the blood stream and can be manufactured successfully as a hand-held system. No assurance can be made that the Company will be successful in addressing these design, engineering and manufacturing issues. Additionally, the Company may need to formulate and will need to package drugs for delivery by its AERx system. There can be no assurance that the Company will be able to successfully formulate and package such drugs. The Company will need to demonstrate that drugs delivered by its AERx system remain safe and efficacious and that over time and under differing storage conditions, such drugs will not be subject to physical or chemical instability or other problems that would prohibit the AERx system from being a commercially viable product. While development efforts are at different stages for different products, there can be no assurance that the Company will be successful in any of its product development efforts, or that the Company will not abandon some or all of its proposed products. Failure by the Company to successfully develop its potential products in a timely manner could have a material adverse effect on the Company. See "Business -- Aradigm Technology,"
"Business -- Strategy" and "Business -- Aradigm Product Applications."

UNCERTAINTY OF SUCCESSFUL PRODUCT COMMERCIALIZATION

     Even if the Company successfully develops and obtains necessary regulatory approvals for a product, the Company's success in commercializing such product will be dependent upon many factors, including acceptance by health care professionals and patients. Acceptance of the Company's products by health care professionals and patients will largely depend on demonstrating that the Company's products are competitive with alternate delivery systems with respect to safety, efficacy and price. The Company believes that market acceptance of its SmartMist system will depend largely upon health care professionals and third party payors determining that the SmartMist system offers medical and economic benefits over existing asthma therapies. In addition, the SmartMist Asthma Management System, is specifically designed for the canisters currently used by some of the leading manufacturers of MDIs. If, among other things, these manufacturers exit from this business or decide to change the dimensions of their canisters, the Company could be materially and adversely affected. Moreover, MDIs use chlorofluorocarbons ("CFCs"), as a propellant for the medication. The Company is aware of initiatives and international agreements to ban CFCs, which if extended to MDIs, could have a material adverse effect on the Company. No assurance can be made that the Company's products will prove competitive or that the Company will be successful in taking products from their current state of development to commercial introduction or success. Failure by the Company to successfully commercialize its potential products in a timely manner would have a material adverse effect on the Company. See
"Business -- Aradigm Technology," "Business -- Strategy" and
"Business -- Aradigm Product Applications."

DEPENDENCE UPON ENTERING INTO COLLABORATIONS

     The Company currently lacks the marketing and sales experience, personnel, distribution channels and other infrastructure needed to successfully commercialize the SmartMist Asthma Management System and plans to rely, in part, on a corporate partner possessing strong marketing and distribution resources. The Company has no such partner and there can be no assurance that the Company will obtain any such partner, or even if obtained, that such a partnering arrangement will be successful. The Company's ability to successfully develop and commercialize products based on its AERx system is largely dependent upon the Company entering into collaborative arrangements with corporate partners willing to make available to the Company resources to assist with such areas as product development, preclinical and clinical trials, regulatory processes, marketing, sales and distribution. In addition, the Company's ability to apply the AERx system to any proprietary drugs, including new drugs, biotechnology drugs or established drugs in proprietary formulations, will depend upon the Company's ability to establish and maintain partnering or collaborative arrangements with the holders of proprietary rights to such drugs. The Company also has no collaborative agreements with corporate partners for products based on its AERx system. There can be no assurance that the Company will enter into such partnering or collaborative arrangements or, even if entered into, that such arrangements will be successful. The failure of the Company to enter into collaborative or partnering arrangements would have a material adverse effect on the Company. See "Business -- Aradigm Technology," "Business -- Strategy" and "Business -- Aradigm Product Applications."

LIMITED MANUFACTURING EXPERIENCE; RISK OF SCALE-UP FAILURE


     To date, the Company has manufactured components of its systems under development only on the small scale needed for early stage trials. To achieve the levels of production necessary to support late stage human clinical trials and for commercialization of Aradigm's potential products, the Company will need to scale up its current manufacturing capabilities. Significant additional work must be completed prior to commercialization of the SmartMist Asthma Management System. There can be no assurance such work will be completed successfully. In addition, the Company is in the early stages of scaling-up the production of clinical trial supplies of disposable drug packages for the AERx system. The Company anticipates making significant expenditures to attempt to provide for the high volume manufacturing required for multiple AERx system products, if such products are successfully developed. There can be no assurance that manufacturing and quality control problems will not arise as the Company attempts to scale up or that such scale up can be achieved in a timely manner or at a commercially reasonable cost. Any failure to surmount such problems could delay or prevent late stage clinical testing and commercialization of the Company's products. The Company's manufacturing facilities and those of its contract manufacturers will be subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies and such facilities will be subject to current Good Manufacturing Practices ("cGMP") requirements of the FDA. There can be no assurance the Company will satisfy such regulatory requirements and any failure to satisfy cGMP and other requirements could have a material adverse effect on the Company.



     The Company has engaged certain contract manufacturers in connection with production of its prototype inhalation devices and the Company intends to use one or more contract manufacturers to produce key components, assemblies and subassemblies for its clinical trials and commercialization. There can be no assurance that Aradigm will be able to enter into or maintain satisfactory contract manufacturing arrangements. Certain components of Aradigm's potential products are or will be available initially only from single sources. While the Company has contingency plans for alternate suppliers, there can be no assurance that the Company could find alternate suppliers for such components. Even if new suppliers are secured, there can be no assurance that this would not significantly reduce or eliminate the Company's ability to supply product during any transition. A delay of or interruption in production could have a material adverse effect on the Company. See "Business -- Manufacturing."


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company's operations to date have consumed substantial and increasing amounts of cash. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. The development of the Company's technology and proposed products will require a commitment of substantial funds to conduct the costly and time-consuming research and preclinical and clinical testing activities necessary to develop and refine such technology and proposed products, to establish a late stage clinical and early commercial production facility and to bring any such products to market. The Company's future capital requirements will depend on many factors, including continued progress in the research and development of the Company's technology and drug delivery systems, the ability of the Company to establish and maintain favorable collaborative arrangements with others, progress with preclinical and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost of development and the rate of scale up of the Company's production technologies, the timing and cost of its late stage clinical and early commercial production facility, the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and the need to acquire licenses or other rights to new technology.


     The Company will need to raise substantial additional capital to fund its operations. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to shareholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



DEPENDENCE UPON PROPRIETARY TECHNOLOGY; UNCERTAINTY OF PATENTS AND PROPRIETARY TECHNOLOGY


     The field of aerosolized drug delivery is crowded and a substantial number of patents have been issued in this field. Competitors and institutions may have applied for other patents and may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company. Patents or other publications may hinder or prevent the Company from obtaining patent protection being sought or draw into question the validity of patents already issued to the Company. In addition, patents issued to others might provide competitors with the ability to prevent the Company from making its products or carrying out processes necessary for use of its products. The Company may not be able to obtain a license under any such patent and may thereby be prevented from making products or carrying out processes which are important or essential to the business of the Company. Although issued patents are presumed valid under federal law, none of the patents of the Company has been challenged in litigation. There can be no assurance that any of such patents will be found valid if challenged. There also can be no assurance that any of the applications will issue or if issued will later be found valid if challenged. Further, there can be no assurance that any issued patents or applications which might later issue as patents will provide the Company with a degree of market exclusivity sufficient for the Company to profitably compete against its competitors. Pending United States applications are maintained in secret until they are issued as patents and as such can not be searched by the Company. There may be pending applications which will later issue as patents which will create infringement issues for the Company. Further, patents already issued to the Company or applications of the Company which are pending may become involved in interferences and interferences could be resolved in favor of competitors of the Company and involve the expenditure of substantial financial and human resources of the Company.

     The Company pursues a policy of having its officers, employees, consultants and advisors execute proprietary information and invention agreements upon commencement of their relationships with the Company as officers, employees or consultants, which agreements provide that all confidential information developed or made known to the individual during the course of the relationship shall be kept confidential, except in specified circumstances. These agreements also provide that all inventions developed by the individual on behalf of the Company shall be assigned to the Company and that the individual will cooperate with the Company in connection with securing patent protection on the invention if the Company wishes to pursue such protection. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's inventions, trade secrets or other proprietary information in the event of unauthorized use or disclosure of such information. Violation of such agreements are difficult to police. See "Business -- Intellectual Property and Other Proprietary Rights."

GOVERNMENT REGULATION; UNCERTAINTY WITH PRECLINICAL AND CLINICAL TESTING

     All medical devices and new drugs, including the Company's products under development, are subject to extensive and rigorous regulation by the federal government, principally the FDA, and by state and local governments. Such regulations govern the development, testing, manufacture, labeling, storage, premarket clearance or approval, advertising, promotion, sale and distribution of such products. If medical devices or drug products are marketed abroad, they also are subject to regulation by foreign governments.

     The regulatory process for obtaining FDA premarket clearances or approvals for medical devices and drug products is generally lengthy, expensive and uncertain. Securing FDA marketing clearances and approvals often requires the submission of extensive clinical data and supporting information to the FDA. Product clearances and approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of unforeseen problems following initial marketing.

     There can be no assurance that the Company will be able to obtain necessary regulatory clearances or approvals on a timely basis, if at all, for any of its products under development, and delays in receipt or failure to receive such clearances or approvals or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company. Moreover, regulatory clearances or approvals for products such as medical devices and new drugs, even if granted, may include significant limitations on the uses for which such products may be marketed. Certain material changes to medical devices and new drugs also are subject to FDA review and clearance or approval. There can be no assurance that any clearances or approvals that are required, once obtained, will not be withdrawn or that compliance with other regulatory requirements can be maintained. Further, failure to comply with applicable FDA and other regulatory requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including warning letters, fines, product recalls or seizures, injunctions, refusals to permit products to be imported into or exported out of the United States, refusals of FDA to grant premarket clearance or premarket approval of medical devices and drugs or to allow the Company to enter into government supply contracts, withdrawals of previously approved marketing applications and criminal prosecutions.

     There can be no assurance that the Company will be able to develop or manufacture a version of the SmartMist Asthma Management System suitable for commercialization. Any changes made to the initial version of the SmartMist Asthma Management System that has been cleared by the FDA will require the Company to evaluate whether such changes could significantly affect the safety or effectiveness of the device and, therefore, require the submission of a second 510(k) notice. The Company has yet to determine whether changes it may make to the SmartMist Asthma Management System will require the submission of a second 510(k) notice. If the submission of a 510(k) notice is required, there can be no assurance that clearance can be obtained in a timely manner or at all.


     Before the Company can file for regulatory approvals for the commercial sale of the Company's potential AERx products, the FDA will require extensive preclinical and clinical testing to demonstrate the safety and efficacy of such potential products. To date, the Company has only tested an early prototype bench-mounted version of the AERx Pain Management System with morphine on a limited number of healthy volunteers in Australia and only recently received FDA approval to begin Phase I clinical trials. The clinical study will be conducted pursuant to an effective investigational new drug ("IND") application. An early design stage prototype of the AERx system will be utilized in the study and the Company is manufacturing only limited quantities of the morphine-filled disposable nozzle packages for the study. There can be no assurance that the Phase I study results will support additional clinical trials of the AERx system, that the Company will be able to manufacture sufficient quantities of the disposable nozzle packages to support any future clinical trials of the AERx system, or that the design requirements of the AERx system will make it amenable to development beyond the early design stage prototype currently being used. Failure of the Company to progress to Phase II clinical studies or otherwise to advance beyond the current early design stage prototype of the AERx system would have a material adverse effect on the Company.

     The timing of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in the Company's current trials or future clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company.

     The Company also is developing applications of its AERx system for the delivery of insulin and imaging agents via inhalation. These applications are in an early stage of development and the regulatory requirements associated with obtaining the necessary marketing approvals from the FDA and other regulatory agencies are not known. Potentially, the FDA could regulate the lung imaging product as a medical device, as a drug, or as a device/drug combination product. There can be no assurance that these applications of the AERx system will prove to be viable or that any necessary regulatory approvals will be obtained in a timely manner, if at all. Although the Company believes the data regarding the Company's potential products is encouraging, the results of initial preclinical and clinical testing of the products under development by the Company are not necessarily predictive of results that will be obtained from subsequent or more extensive preclinical and clinical testing. Furthermore, there can be no assurance that clinical trials of products under development will demonstrate the safety and efficacy of such products at all or to the extent necessary to obtain regulatory approvals. Companies in the medical device, pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to demonstrate adequately the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and would have a material adverse effect on the Company.

     In addition, due to limited experience with chronic administration of drugs delivered via the lung for systemic effect, the FDA may require clinical data to demonstrate that such chronic administration is safe. There can be no assurance that the Company will be able to present such data in a timely manner, or at all.

     The FDA and other regulatory agency requirements for manufacturing, product testing and marketing can vary depending upon whether the product is a medical device or a drug. Manufacturers of medical devices and drugs also are required to comply with the applicable FDA and cGMP regulations, which include requirements relating to product testing and quality assurance as well as the corresponding maintenance of records and documentation. There can be no assurance that the Company will be able to comply with the applicable cGMP regulations and other FDA regulatory requirements as it scales up its manufacturing operations. Such failure could have a material adverse effect on the Company.

     Because the Company's AERx Pain Management System Phase I study involves morphine, the Company is registered with the United States Drug Enforcement Agency ("DEA") and its facilities are subject to inspection and DEA export, import, security and production quota requirements. See "Business -- Government Regulation."


HIGHLY COMPETITIVE MARKETS; RISK OF ALTERNATIVE THERAPIES


     The medical device, pharmaceutical and biotechnology industries are highly competitive and rapidly evolving and significant developments are expected to continue at a rapid pace. The Company's success will depend on its ability to successfully develop products and technologies for pulmonary drug delivery. If a competing company were to develop or acquire rights to a better pulmonary delivery device, the Company could be materially and adversely affected.


     The Company is in competition with pharmaceutical, biotechnology and drug delivery companies and other entities engaged in the development of alternative drug delivery systems or new drug research and testing, as well as with entities producing and developing injectable drugs. The Company is aware of a number of companies currently seeking to develop new products and non-invasive alternatives to injectable drug delivery, including oral, intranasal and transdermal delivery systems and colonic absorption systems. The Company also is aware of other companies currently engaged in the development and commercialization of pulmonary drug delivery systems and enhanced injectable drug delivery systems. Competitors in this field include: Astra AB, Boehringer Ingelheim, Dura Pharmaceuticals, Inc., Fluid Propulsion Technologies, Inc., Forest Labs, Glaxo Wellcome, Inc., Inhale Therapeutic Systems, Ivax (Norton), Medeva Ltd., Rhone-Poulenc Rorer (Fisons Limited), Schering Plough and 3M. Many of these companies and entities have greater research and development capabilities, experience, manufacturing, marketing, sales, financial and managerial resources than the Company and represent significant competition for the Company. Acquisitions of competing drug delivery companies by large pharmaceutical companies or partnering arrangements between such companies could enhance competitors' financial, marketing and other resources. The Company's competitors may succeed in developing competing technologies, obtaining FDA approval for products more rapidly than the Company and gaining greater market acceptance of their products than the Company's products. There can be no assurance that developments by others will not render some or all of the Company's proposed products or technologies uncompetitive or obsolete, which could have a material adverse effect on the Company. See
"Business -- Competition."


DEPENDENCE ON KEY PERSONNEL; MANAGING GROWTH

     The Company is dependent upon a limited number of key management and technical personnel. The loss of the services of one or more of such key employees could have a material adverse effect on the Company. In addition, the Company's success will depend upon its ability to attract and retain additional highly qualified sales, management, manufacturing and research and development personnel. The Company faces intense competition in its recruiting activities, and there can be no assurance that the Company will be able to attract or retain qualified personnel. Over at least the next year, the Company expects to experience rapid growth in employee headcount and operations. The Company's expected growth and development and commercialization efforts will require the implementation of improved or new systems for financial control and management. The failure to properly implement such systems and to effectively manage growth could have a material adverse effect on the Company. See "Management."

EXPOSURE TO PRODUCT LIABILITY

     The research, development and commercialization of medical devices and therapeutic products entails significant product liability risks. If the Company succeeds in commercializing products using the SmartMist system or the AERx system and if it succeeds in developing additional devices and new products, the use of such products in clinical trials and the commercial sale of such products may expose the Company to liability claims. These claims might be made directly by consumers or by pharmaceutical companies or others selling such products. Companies often address the exposure of such risk by obtaining product liability insurance. Although the Company currently maintains limited product liability insurance, there can be no assurance that the Company will be able to continue to obtain such insurance on acceptable terms in amounts sufficient to protect the Company.


UNCERTAINTY RELATED TO HEALTH CARE REFORM


     Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Although Congress has failed to pass comprehensive health care reform legislation to date, the Company anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative health care delivery and payment systems. Market forces are expected to demand reduced costs. Aradigm cannot predict what impact the adoption of any federal or state health care reform measures or future private sector reform may have on its business.


UNCERTAINTY RELATED TO THIRD-PARTY REIMBURSEMENT


     In both domestic and foreign markets, sales of the Company's potential products, if any, will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that any of the Company's potential products will be reimbursable by third parties. In addition, there can be no assurance that the Company's proposed products will be considered cost-effective or that adequate third-party reimbursement will be available to enable Aradigm to maintain price levels sufficient to realize a profit. Legislation and regulations affecting the pricing of pharmaceuticals may change before the Company's proposed products are approved for marketing and any such changes could further limit reimbursement for medical products and services.

HAZARDOUS MATERIALS


     The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.


CONTROL BY OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS

     Following completion of this offering, directors, executive officers and principal shareholders of the Company, will beneficially own approximately 60.2% of the outstanding shares of the Company's Common Stock. Accordingly, these persons, individually and as a group, may be able to control effectively the Company and direct its affairs and business, including any determination with respect to a change in control of the Company, future issuances of Common Stock or other securities by the Company and the election of directors. See "Management" and "Principal Shareholders."

LACK OF PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price for the Common Stock to be sold in this offering will be determined by agreement between the Company and the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of this offering. The market prices for securities of many companies engaged in pharmaceutical development activities historically have been highly volatile. In addition, announcements of technological innovations or new commercial products by the Company or its competitors, delays in the development or approval of the Company's product candidates, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential developments relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of drug technologies and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the Common Stock. See "Underwriting."

ADVERSE IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     Sales of shares of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of this offering and assuming no exercise of outstanding options and warrants and no exercise of the Underwriter's over-allotment option, the Company will have approximately 10,068,410 shares of Common Stock outstanding. The 2,500,000 shares offered hereby will be freely tradeable without restriction. The remaining approximately 7,568,410 shares are restricted securities that may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144 promulgated under the Securities Act. Holders of approximately 7,139,268 of such restricted shares are subject to agreements not to sell or otherwise transfer their shares for a period of 180 days following the date of this offering (the "Lock-up Shares"). Of such Lock-up Shares, approximately 3,311,559 will become eligible for sale in the public market 180 days after the date of this offering, subject to the provisions of Rule 144(k), Rule 144 or Rule 701 promulgated under the Securities Act, upon the expiration of agreements not to sell such shares (the "Lock-up Agreements"). See "Shares Eligible for Future Sale."

ABSENCE OF DIVIDENDS; DILUTION

     The Company has never paid cash dividends and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Purchasers of the shares of Common Stock offered hereby will experience immediate dilution in net tangible book value per share. Such investors will experience additional dilution upon the exercise of outstanding options. See "Dividend Policy" and "Dilution."


MANAGEMENT'S BROAD DISCRETION TO ALLOCATE PROCEEDS



     The Company's management will retain broad discretion in the allocation of a substantial portion of the net proceeds of this offering and there can be no assurance that the net proceeds will be expended in accordance with the Company's current plans. See "Use of Proceeds."

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the shares of Common Stock offered by the Company hereby are estimated to be approximately $27,000,000 ($31,185,000 if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $12.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses.


     The Company anticipates that it will use approximately $8 to $10 million of the net proceeds of this offering to fund the Company's research and development efforts, including capital expenditures and funding preclinical and clinical trials, and approximately $12 to $15 million for manufacturing process development in connection with the commercialization of the SmartMist system and to provide manufacturing capacity for preclinical, clinical and full scale manufacturing requirements of the AERx system. The Company will use the remaining proceeds (approximately $2 to $7 million) for working capital and general corporate purposes. The Company's management will have broad discretion in the application of the net proceeds, and the amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the progress of the Company's preclinical and clinical trials and actions relating to regulatory matters, the costs and timing of expansion of manufacturing activities and facilities and the ability of the Company to establish and maintain collaborative arrangements with others. Pending such uses, the Company intends to invest the net proceeds of this offering in interest-bearing, investment grade securities.


                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends since its inception and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in the operation of its business.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of March 31, 1996 giving effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering and (ii) as adjusted as of March 31, 1996 to reflect the restatement of the Company's Articles of Incorporation and the receipt of the net proceeds from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share (after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company).

                                                                             MARCH 31, 1996
                                                                        ------------------------
                                                                          PRO
                                                                         FORMA       AS ADJUSTED
                                                                        --------     -----------
                                                                             (IN THOUSANDS)
Noncurrent portion of capital lease obligations.......................  $    411      $     411
Shareholders' equity:
Preferred Stock, no par value, issuable in series; 10,000,000 shares authorized pro forma; 5,000,000 shares authorized as adjusted;
  no shares issued or outstanding, pro forma as adjusted..............        --             --
Common Stock: No par value, 20,000,000 shares authorized actual;
  40,000,000 shares authorized as adjusted; 7,568,410 shares issued and outstanding, pro forma; 10,068,410 issued and outstanding as
  adjusted(1).........................................................    24,909         51,909
Notes receivable from shareholders....................................      (401)          (401)
Deferred compensation.................................................      (233)          (233)
Deficit accumulated during the development stage......................   (13,676)       (13,676)
                                                                        --------     -----------
  Total shareholders' equity..........................................    10,599         37,599
                                                                        --------     -----------
     Total capitalization.............................................  $ 11,010      $  38,010
                                                                        ========      =========

- ------------------------------

(1) Excludes, as of March 31, 1996: (i) options outstanding to purchase a total of 88,689 shares of Common Stock; (ii) warrants to purchase 196,391 shares of Common Stock and (iii) 160,961 shares available for future issuance under the Company's 1992 Stock Option Plan. In April 1996, the Company amended and restated the 1992 Stock Option Plan and renamed it the 1996 Equity Incentive Plan, pursuant to which 1,980,000 shares were reserved for issuance, including the 1,230,000 shares previously reserved under the 1992 Stock Option Plan. In addition, in April 1996 the Board of Directors adopted the 1996 Employee Stock Purchase Plan and the 1996 Non-Employee Director Stock Option Plan, pursuant to which 150,000, and 225,000 shares, respectively, were reserved for issuance and as of March 31, 1996, no options or shares had been issued under these plans. Subsequent to March 31, 1996, the Board of Directors granted options to purchase an additional 156,600 shares under the 1992 Stock Option Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management -- Benefit Plans," "Description of Capital Stock" and Note 5 of Notes to Financial Statements.

                                    DILUTION

     The net tangible book value of the Company's Common Stock as of March 31, 1996 was approximately $10,599,000, or $1.40 per share after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon completion of this offering. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 2,500,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value at March 31, 1996 would have been $37,599,000, or $3.73 per share. This represents an immediate increase in net tangible book value of $2.33 per share to existing shareholders and an immediate dilution of $8.27 per share to new investors purchasing shares of Common Stock in this offering, as illustrated in the following table:

    Assumed initial public offering price per share....................             $12.00
      Net tangible book value per share at March 31, 1996..............  $ 1.40
      Increase per share attributable to investors in the offering.....    2.33
                                                                         -------
                                                                              -
    Pro forma net tangible book value per share after the offering.....               3.73
                                                                                     -----
    Dilution per share to new investors................................             $ 8.27
                                                                                     =====

     The following table sets forth on a pro forma basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and by purchasers of shares offered by the Company hereby, based upon an assumed initial public offering price of $12.00 (before deducting the underwriting discounts and commissions and estimated expenses payable by the Company):

                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                     ----------------------     -----------------------     AVERAGE PRICE
                                       NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                     ----------     -------     -----------     -------     -------------
Existing shareholders..............   7,568,410       75.2%     $25,000,000       45.5%       $    3.30
New investors......................   2,500,000       24.8       30,000,000       54.5            12.00
                                       --------      -----         --------      -----
          Total....................  10,068,410      100.0%     $55,000,000      100.0%
                                       ========      =====         ========      =====

     The foregoing table assumes no exercise of the following outstanding stock options and warrants as of March 31, 1996: (i) options outstanding to purchase a total of 88,689 shares of Common Stock at a weighted average exercise price of $0.59 per share; and (ii) warrants to purchase 196,391 shares of Preferred Stock at a weighted average exercise price of $3.25. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors in this offering. See "Management -- Benefit Plans" and Note 5 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following selected financial data for the years ended December 31, 1993, 1994 and 1995 are derived from the audited financial statements of Aradigm Corporation. The financial data for the period from January 30, 1991 (inception) through December 31, 1991, for the year ended December 31, 1992, for the three month periods ended March 31, 1995 and 1996 and for the period from January 30, 1991 (inception) through March 31, 1996, are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which Aradigm Corporation considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1996 or any future period. The data should be read in conjunction with the financial statements, related notes, and other financial information included herein.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        PERIOD FROM                                             THREE MONTHS       PERIOD FROM
                                      JANUARY 30, 1991                                              ENDED        JANUARY 30, 1991
                                       (INCEPTION) TO        YEARS ENDED DECEMBER 31,             MARCH 31,       (INCEPTION) TO
                                        DECEMBER 31,    -----------------------------------   -----------------     MARCH 31,
                                            1991        1992     1993      1994      1995      1995      1996          1996
                                      ----------------  -----   -------   -------   -------   -------   -------  ----------------
STATEMENT OF OPERATIONS DATA:
Contract revenues....................      $   --       $  --   $    --   $   125   $   155   $   125   $    86      $    366
Expenses:
  Research and development...........         303         435       926     2,198     3,440       735     1,239         8,541
  General and administrative.........         108         385       741     1,664     2,334       584       591         5,823
                                            -----       -----   -------   -------   -------   -------   -------
Total expenses.......................         411         820     1,667     3,862     5,774     1,319     1,830        14,364
                                            -----       -----   -------   -------   -------   -------   -------
Loss from operations.................        (411)       (820)   (1,667)   (3,737)   (5,619)   (1,194)   (1,744)      (13,998)
Interest income......................          --           8        13        38       206        74       147           412
Interest expense.....................          (6)        (18)       (1)      (34)      (20)       --       (11)          (90)
                                            -----       -----   -------   -------   -------   -------   -------
Net loss.............................      $ (417)      $(831)  $(1,655)  $(3,733)  $(5,433)  $(1,120)  $(1,608)     $(13,676)
                                            =====       =====   =======   =======   =======   =======   =======
Pro forma net loss per share(1)......                                               $ (0.76)            $ (0.21)
Shares used in computing pro forma
  net loss per share(1)..............                                                 7,196               7,510

                                                                                DECEMBER 31,
                                                          --------------------------------------------------------     MARCH 31,
                                                           1991        1992        1993        1994         1995         1996
                                                          -------     -------     -------     -------     --------     ---------
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $    22     $ 1,283     $ 1,932     $ 6,087     $ 12,117     $ 10,779
Working capital (deficit)...............................     (221)      1,168       1,781       5,739       11,594       10,053
Total assets............................................       57       1,367       2,055       6,343       13,306       11,817
Deficit accumulated during the development stage........     (417)     (1,248)     (2,903)     (6,636)     (12,069)     (13,676 )
Total shareholders' equity (net capital deficiency).....     (287)      1,241       1,888       5,960       12,121       10,599

- ------------------------------
(1) See Note 1 of Notes to Financial Statements for an explanation of shares used in computing net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including, but not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW


     Since its inception in 1991, Aradigm has been a development stage company engaged in the advancement of pulmonary drug delivery systems. As of March 31, 1996 the Company had an accumulated deficit of $13.7 million. The Company has been unprofitable each year and expects to incur further significant and increasing operating losses over the next several years primarily due to the expansion of research efforts and to the establishment of manufacturing capabilities to support clinical trials and, if any of its products are successfully developed and receive necessary regulatory approvals, commercialization of such products. To date, Aradigm has not sold any products and does not anticipate receiving any revenue from products or product royalties in the current year. The Company has not declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future.


     The Company anticipates that its results of operations may fluctuate for the foreseeable future due to several factors, including, the timing of research and development expenses (including clinical trial-related expenditures), actions related to regulatory and third-party reimbursement matters, the Company's ability to manufacture its products, if any, efficiently, the timing of new product introductions, if any, and competition. In addition, the Company's results of operations will be affected by its ability to enter into corporate collaborations.

RESULTS OF OPERATIONS

     Three Months Ended March 31, 1996 and 1995

     Contract Revenue. Contract revenue decreased to $86,000 in the first quarter of 1996 from $125,000 in the first quarter of 1995. The decrease was due to the conclusion of a feasibility research contract in the first quarter of 1995. The first quarter 1996 revenue is from a new feasibility research contract that was initiated in the fourth quarter of 1995 and, if carried through to conclusion, will continue through the first half of 1996.

     Research and Development Expenses. Research and development expenses increased to $1.2 million in the three months ended March 31, 1996, from $735,000 in 1995. The increase was primarily due to the expansion of the AERx system research and development project, the initiation of additional clinical testing of the AERx system and the expansion of the SmartMist system program. The Company expects research and development spending to increase significantly over the next few years as the Company expands its development efforts.

     General and Administrative Expenses. General and administrative expenses increased to $591,000 in the three months ended March 31, 1996 from $584,000 in the first quarter of 1995. The increase was primarily due to compensation expense associated with stock options recorded in the first quarter of 1996, and an increase in headcount, partially offset by a decrease in legal expenses. The Company expects to incur significantly greater general and administrative expenses in the future as it expands its operations and meets its obligations as a public company.

     Years Ended December 31, 1995 and 1994

     Contract Revenue. Contract revenue increased to $155,000 during the year ended December 31, 1995 from $125,000 in 1994. The increase in revenues was primarily due to the initiation of a feasibility research contract during the fourth quarter of 1995.

     Research and Development Expenses. Research and development expenses increased to $3.4 million during the year ended December 31, 1995 from $2.2 million in 1994. The increase was primarily due to the expansion of the AERx system research and development project which began preliminary clinical testing during the year.

     General and Administrative Expenses. General and administrative expenses increased to $2.3 million during the year ended December 31, 1995 from $1.7 million in 1994. The increase was primarily due to the expansion of business development activities and the expansion of the Company's facilities.

     As of December 31, 1995, the Company had federal net operating loss tax carryforwards of approximately $11.5 million. These carryforwards will expire beginning in the year 2006. Utilization of net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitation provided for by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

     Years Ended December 31, 1994 and 1993

     Contract Revenue. The Company's initial revenue of $125,000 was recorded during the year ended December 31, 1994. The revenue was from a feasibility research contract evaluating the effect of controlled delivery on the asthma drug salmeterol.

     Research and Development Expenses. Research and development expenses increased to $2.2 million for the year ended December 31, 1994 from $926,000 for the year ended December 31, 1993. The increase was primarily due to the expansion of the SmartMist system development project and the initiation of development of the AERx system technology.

     General and Administrative Expenses. General and administrative expenses increased to $1.7 million for the year ended December 31, 1994 from $741,000 for the year ended December 31, 1993. The increase was primarily due to the initiation of efforts to develop collaborative relationships with corporate partners and the expansion of the Company's facilities.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since inception primarily through private placement of its capital stock, proceeds from financings of equipment acquisitions, contract revenue and interest earned on investments. As of March 31, 1996, the Company had realized approximately $24.2 million in net proceeds from sales of its capital stock and the Company also has a secured line of credit of $1.8 million for equipment purchases, of which $1.0 million remained available at March 31, 1996. The draw down period under the line of credit terminates on October 1, 1996. At March 31, 1996, the Company had cash and cash equivalents of approximately $10.8 million.


     Net cash used in operating activities increased, as compared to the three months ended March 31, 1995, during the three months ended March 31, 1996 by $539,000. The increase results primarily from the increase in the net loss of $488,000. Net cash used in operating activities increased, as compared to the year ended December 31, 1994, during the year ended December 31, 1995 by $1.8 million. The increase results primarily from the increase in the net loss of $1.7 million.



     Net cash used in investing activities for both the three months ended March 31, 1996 and the year ended December 31, 1996 relates solely to capital expenditures by the Company.



     Net cash provided by financing activities for the three months ended March 31, 1996 of $21,000 was limited to common stock issuances partially offset by payments on lease obligations. Net cash provided by financing activities for the year ended December 31, 1996 was $11.7 million and primarily related to a $11.6 million in proceeds from the issuance of preferred stock and $390,000 in proceeds from the sale of equipment in a sale-leaseback transaction. These items were partially offset by $150,000 in loans made to certain officers and $90,000 in payments on lease obligations.

     From inception through March 31, 1996, the Company's cash utilized for operating activities totaled approximately $12.6 million. The cash utilized was approximately $1.5 million in 1993, $3.4 million in 1994, $5.2 million in 1995 and $1.3 million for the three months ended March 31, 1996, and differ from the Company's net loss in these periods principally due to depreciation expense and increases in accounts payable, accrued compensation and deferred revenue. The Company expects that its cash requirements will increase due to expected increases in expenses related to research and development activities, the scale up of manufacturing processes and increases in general and administrative costs. The Company's cash requirements will be affected by the extent and duration of the foreign and domestic regulatory approval processes for its potential products. Although there can be no assurance that the Company will receive regulatory approval for any of its products, if the Company does so, its cash requirements may increase due to the significant expenses associated with initial commercial production and marketing efforts. These expenses include, but are not limited to, increases in personnel and related costs, capital expenditures, product prototype development expenses and the costs of facilities expansion.



     The Company expects that its existing capital resources, including existing contract research and development revenue, and the proceeds from this offering, will enable the Company to maintain current and planned operations through 1997. The Company's cash requirements, however, may vary materially from those now planned because of results of research and development efforts, including capital expenditures and funding preclinical and clinical trials, and for manufacturing process development in connection with the commercialization of the SmartMist system and to provide manufacturing capacity for preclinical, clinical and full scale manufacturing requirements of the AERx system. The Company may need to raise substantial additional capital to fund its operations before the end of 1997. The Company expects that it will seek such additional funding through collaborations, or through public or private equity or debt financings. The Company has not yet established any corporate development collaborations and there can be no assurance that it will be able to do so on reasonable terms, or at all. Nor can there be any assurance that additional financing can be obtained on acceptable terms, or at all. If additional funds are raised by issuing equity securities, dilution to shareholders may result. If adequate funds are not available, the Company may be required to delay, to reduce the scope of or to eliminate one or more of its research and development programs or to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or products that the Company would not otherwise relinquish.

                                    BUSINESS

OVERVIEW


     Aradigm is engaged in the development of novel, hand-held pulmonary drug delivery systems designed to enhance the delivery and effectiveness of a number of existing and development stage drugs and reduce the need for injectable drug therapy. Subject to applicable regulatory clearances and approvals, Aradigm plans to commercialize its proprietary technologies on two product platforms:
(i) the SmartMist system, which is designed to improve the effectiveness of metered dose inhalers, such as those used to deliver asthma medications, and
(ii) the AERx system, which creates aerosols from liquid drug formulations for delivery locally to the lung or into the blood stream via the lung. The Company believes that its systems, if successfully developed and approved or cleared for marketing, can be used to deliver existing drugs for a variety of applications, including the treatment of respiratory diseases, pain management and diabetes management, as well as to deliver imaging agents for certain lung diagnostic applications. In addition, Aradigm's potential products may offer a promising means of delivery for new drugs under development by pharmaceutical and biotechnology companies.



     Aradigm's lead SmartMist product under development is the SmartMist Asthma Management System. In May 1996, the Company obtained 510(k) clearance from the FDA of the initial version of its SmartMist Asthma Management System and expects to complete development and commence marketing of the commercial version of the SmartMist Asthma Management System in the next 12 months. There can be no assurance that the Company will be able to develop and market successfully the commercial version of the SmartMist Asthma Management System or that changes made during such development will not necessitate the submission of a second 510(k) notice. The Company's lead AERx product under development is the AERx Pain Management System which is designed to deliver morphine systematically by inhalation for the treatment of pain. The Company filed an Investigational New Drug ("IND") application for acute pain management with the FDA in February 1996 and intends to commence clinical trials for inhalational delivery of morphine in the United States in mid-1996. The Company also has commenced early clinical studies of its AERx system for the delivery of insulin and a pulmonary diagnostic imaging agent. The Company believes that its products under development may improve the management of certain diseases by reducing the cost of therapy, enhancing patient management and compliance and providing an improved means to administer drugs outside of the hospital setting.



     The Company's plans and intentions with respect to the development and commercialization of its technologies are subject to a number of risks and uncertainties. There can be no assurance that the Company can obtain required regulatory clearances and approvals or that the Company will be able to develop and commercialize successfully any of its potential products. See "Risk Factors."


BACKGROUND

Pulmonary Drug Delivery

     Pulmonary drug delivery is widely used to treat respiratory diseases by delivering pharmaceuticals locally to the lung and may have utility in the delivery of drugs for systemic application by using the lung's natural ability to transfer molecules into the blood stream. Pulmonary delivery of drugs for the treatment of respiratory diseases has proven desirable because topical application to affected lung tissues promotes a rapid therapeutic effect and minimizes the side effects of several important pulmonary drugs. The potential for pulmonary delivery to the blood stream for systemic effect offers a non-invasive alternative to injection that may achieve a more rapid speed of onset and superior bioavailability than has been shown with other approaches, such as oral, transdermal or nasal delivery. Speed of onset is an important therapeutic element for drugs such as morphine for pain management and insulin for diabetes.

     The respiratory system starts with the branching of the trachea into two mainstream bronchi, which are further branched into large conducting airways. The airways continue to branch through approximately 23 generations until they end in the deep lung with air sacs, known as the alveoli, which are the site of gas exchange. The internal surface area of the lung is approximately 1,000 square feet, most of which is available for the free exchange of oxygen, carbon dioxide and other molecules between ambient air and the blood stream. Because of its physiology and natural function, the lung represents an attractive pathway for the non-invasive delivery of drugs.
                                      LOGO

The conducting airways within the lung branch repeatedly (left image) until ending to form alveoli (shown on the right) where gas exchange takes place.

     To deliver pharmaceuticals to or through the lungs, drugs must be transformed into a low velocity aerosol (a suspension of drug particles in air) which can be inhaled by the patient. Large particles (i.e., greater than four microns in diameter) typically get deposited in the large airways, where they may be useful in treating diseases of the lung. Smaller particles (i.e., less than four microns in diameter), however, are more likely to pass through the lung's airways and be dispersed in the alveoli, where they may be absorbed by the alveolar membrane to enter the blood stream for systemic effect.

     To date, the pulmonary drug delivery market has consisted primarily of drugs for the treatment of local diseases of the lung, such as asthma, cystic fibrosis, emphysema and chronic obstructive pulmonary disease ("COPD"). Sales in the United States of drugs used in pulmonary delivery products for the treatment of lung diseases exceeded $1.7 billion in 1995. In recent years, pharmaceutical and drug delivery companies, recognizing the potential benefits of utilizing the lung for systemic drug administration, have increased efforts to develop products and systems for pulmonary drug delivery. Industry sources estimate that the potential worldwide market for pulmonary drug delivery products may exceed $9 billion annually by the year 2000.

Existing Pulmonary Drug Delivery Technology

     Three aerosol generating technologies currently are being used for pulmonary drug delivery: nebulizers, metered dose inhalers ("MDIs"), and dry powder inhalers ("DPIs"). Each of these systems was originally developed to treat lung diseases and produces a local therapeutic effect by depositing aerosolized medication on the large conducting airways of the lung. The effectiveness of these devices depends upon proper inhalation technique to produce a consistent, reproducible dose. In addition, the ability of these technologies to improve the management of major pulmonary diseases has been limited by their inability to compensate automatically for poor patient technique or provide physicians with information on patient inhalation and dosing patterns.

     Nebulizers. Nebulizers are primarily used in hospitals for the treatment of respiratory diseases, such as asthma. Liquid drug is loaded into the nebulizer prior to each use, and the patient breathes through a mouthpiece or mask as the continuous fog of drug particles is produced. Because nebulizers require an external power source or compressed gas supply, they are not easily portable. Although drugs in liquid form are easily converted to an aerosol, nebulizers are inefficient and require several minutes to administer a single dose of medication. Because nebulizers produce a wide range of particle sizes, the majority of which are too large to reach the alveoli, these devices are impractical for systemic delivery.

     MDIs. Metered dose inhalers, the most widely used system for pulmonary drug delivery, have been in existence for over 40 years and are used to deliver asthma drugs. The drug is packaged in a portable canister as a suspension or solution in a volatile propellant, typically chlorofluorocarbons ("CFCs"). To self-administer a drug, the patient must depress the canister, releasing a high-velocity jet of aerosolized drug, while inhaling slowly and evenly. Although widely used, there are certain inherent problems with the use of MDIs. A patient must properly coordinate inhalation and activation of the aerosol jet to optimize the effectiveness of treatment. Several clinical studies have demonstrated that patients routinely use MDIs improperly, resulting in ineffective therapy. Much of the drug is deposited at the back of the throat and swallowed, rather than reaching the desired location in the lung. Many leading asthma specialists, however, believe that MDIs, when used properly, can effectively manage a significant percentage of asthmatics. Although spacer devices have been developed to address the problem of press-and-breathe coordination, these devices do not fully address problems with inhalation technique and compliance monitoring. Because MDIs produce a wide range of particles sizes, only a small portion of which reach the alveoli, they are not optimal for the delivery of systemic therapies.

     DPIs. Dry powder inhalers, which are also used to deliver drugs locally to the lung, have been and are being developed by pharmaceutical companies to replace CFC-based MDI systems. DPI drugs are formulated in solid form and packaged in portable containers. Patients self-administer the drug by inhaling small, dry particles. Dry powder drug formulations present a considerable challenge for pharmaceutical chemists because drugs must be prepared as solids, must tolerate storage in a solid phase and must facilitate rapid and complete dispersion as an aerosol at the point of delivery. Although DPIs have been used for the delivery of some asthma drugs, several companies are exploring the development of DPIs for the systemic delivery of other compounds, including proteins and peptides.

ARADIGM TECHNOLOGY

     Existing systems for pulmonary drug delivery generally fail to achieve precise, reproducible delivery of the desired drug dose, either locally or systemically. Aradigm believes that its two product platforms, the SmartMist system and the AERx system, may be capable of improving or enabling a wide range of pulmonary drug delivery applications. Aradigm has combined core competencies in physics, electrical engineering, mechanical engineering and pharmaceutical sciences to overcome the limitations of conventional pulmonary drug delivery systems. Through this integrated approach, the Company has developed technologies which address each of the four key elements which it believes are required for the development of effective pulmonary drug delivery products:

     - Ease of Drug Formulation: The Aradigm systems take advantage of existing drug formulations, including standard MDI formats and liquid drug formulations, thereby reducing formulation risks compared to other pulmonary delivery technologies. In addition, liquid formulations facilitate the generation of small particle aerosols necessary for efficient delivery to the alveoli.

     - Efficient Precision Aerosol Generation: Aradigm has developed a proprietary aerosolization technology capable of producing low velocity, small particle aerosols at the point of delivery for efficient deposition of drug in the alveoli. Through this technology, the Company believes it is able to overcome the limitations of conventional pulmonary drug delivery systems in which particle size and velocity cannot be optimized for systemic delivery.

     - Automated Breath-Controlled Delivery: Since proper inhalation technique is needed to achieve effective pulmonary drug delivery, Aradigm's systems are designed to guide the patient to inhale slowly and evenly and to automatically deliver a drug aerosol early in the breath.

     - Patient Compliance Monitoring: Because patient adherence to prescribed dosing regimens is an important determinant of therapeutic benefit, Aradigm's systems are also being designed to record drug administration, inhalation patterns and other relevant physiological information for use by physicians to analyze and optimize patient treatment regimens and improve patient outcomes.

Aradigm is seeking to exploit various combinations of these four elements to develop pulmonary drug delivery systems which overcome the limitations of existing systems or enable pulmonary delivery of drugs which are currently not deliverable systemically via the lung.

SmartMist System

     The SmartMist system incorporates the Company's breath control and compliance monitoring technologies for use with standard MDIs for the treatment of asthma and other respiratory diseases. The initial SmartMist product, which is currently in pre-production prototype form, is being developed as a hand-held, battery-operated aerosol drug delivery system. The patient inserts a standard MDI into the SmartMist device and inhales normally through the mouthpiece. Indicator lights on the device switch from red to green to guide the patient to inhale slowly and evenly within a predetermined range suitable for drug delivery. When the desired flow rate is established early in the inspiratory cycle, the MDI is automatically actuated by the SmartMist system. The delivery of the medication is breath controlled, rather than manually activated, eliminating the need for the patient to coordinate pressing and breathing while using an MDI.

     The microprocessor-controlled SmartMist system contains an electronic air flow transducer and automatically calculates flow rate and volume. Additionally, the SmartMist system incorporates an electronic peak flow meter, which quantitatively measures the effect of therapy when the patient exhales though a separate mouthpiece attached to the device. The peak flow rate is displayed to the patient and recorded in the internal memory of the product. Each system can store a 30-day record of drug administrations, inhalation patterns and pulmonary function data that can be downloaded into a computer for review by the patient and the health care professional to enhance patient management and compliance.


AERx System


     The AERx system is a novel drug delivery system that is being developed to enable pulmonary delivery of a wide range of liquid pharmaceuticals for local or systemic effect. The AERx system is based on a proprietary aerosol generation technology capable of producing low velocity, small particles suitable for delivery to the alveoli. By also incorporating the Company's proprietary breath control and compliance monitoring technologies, the AERx system is designed to optimize the delivery of aerosolized medications to the lung. The AERx system, which is currently being tested in a clinical bench prototype form, will aerosolize liquid drug formulations that are pre-packaged into proprietary unit dose packages for inhalation. As depicted below, each unit dose package is comprised of (i) a small blister package which stores a liquid drug formulation and (ii) an aerosolization nozzle consisting of a porous membrane made with an array of micromachined holes.

                                      LOGO
The AERx disposable unit dose package is smaller than a postage stamp. The large arrows show the piston action that compresses the unit dose package containing the liquid drug. The small arrows show the path the drug product will take after the package is compressed by the piston during patient inhalation. The drug is separated from the nozzle outlet by a sealed channel which is forced open as the piston compresses the package and the drug is extruded through the aerosolization nozzle. The generated aerosol flows through the AERx device mouthpiece and into the patient's lungs.

     The AERx system creates a respirable aerosol by releasing a mechanical piston that is activated automatically when the patient's inhalation is optimal for drug delivery. The piston compresses the blister package, thereby forcing open the sealed channel and extruding the liquid drug through the aerosolization nozzle. The aerosolized drug produced by this process is then inhaled through the mouthpiece of the AERx device. The extrusion of the liquid drug through the disposable nozzle takes approximately one second and produces a low velocity, fine particle aerosol for optimized deposition within the lung. The force applied to drive the liquid through the nozzle and the diameter of the nozzle holes influence the size of the droplets or particles that form the emitted aerosol. The size of the micromachined holes within the single use nozzle can be adjusted for each specific clinical application, including the creation of larger particles for delivery of drug to the large conducting airways of the lung for local effect or smaller particles for delivery of drug to the deep lung for systemic effect.

     Formulations developed for use in the AERx system are in liquid form, typically using an aqueous-based solvent, similar to those employed with nebulizers. No propellants, such as the CFCs used in MDIs, are required since mechanical pressure is used to generate the aerosol. Moreover, since the drug is stored in unit dose packages, preservatives may not be needed for some applications, further simplifying the formulation process.

     The AERx system employs the same patented technology used in the SmartMist system to measure precisely the airflow through the device while the patient is inhaling. Breath control ensures that the patient is breathing the same way each time a dose of aerosolized drug is delivered. As a result, essentially the same dose of medication is delivered each time the product is used.

     Compliance monitoring technology similar to that used in the SmartMist system has been designed for the AERx system. Information about each drug administration, including dosage, breathing technique and other relevant physiological parameters are recorded automatically for later review by the patient and health care professional. The Company expects to customize the software embedded in the AERx device for the particular therapeutic application in order to collect and present the data most relevant for managing each patient type. The Company believes that the combined features of the AERx product will make the AERx system an effective disease management tool in the outpatient setting.

STRATEGY

     Aradigm's goal is to become a leader in the development and commercialization of pulmonary drug delivery products. The Company's strategy incorporates the following principal elements:


     Focus on Early Product Opportunities: The Company is focusing its initial commercial development efforts on product opportunities which have the potential to reach the market quickly. The Company designed the SmartMist Asthma Management System specifically to take advantage of the shorter regulatory cycle for 510(k) approvable products. In addition, the Company is developing a diagnostic application of its AERx technology which may have a shorter regulatory approval process than therapeutic applications of the AERx system. The Company's initial therapeutic development programs will target previously approved and widely used drugs. For example, the first AERx therapeutic product is expected to be the AERx Pain Management System for the delivery of morphine. Because morphine is a well characterized drug with a demonstrated safety profile, the Company believes the AERx Pain Management System carries less development risk than new drug development projects and may require less time for regulatory approval. Nevertheless, there can be no assurance that the Company can secure regulatory approval for its potential products or that the Company can successfully develop or market any such products.


     Establish Broad Applicability: The Company believes that its AERx technology can effectively deliver many pharmaceutical products. The Company is conducting feasibility studies on a number of compounds to demonstrate the applicability of the AERx system to a broad range of molecule sizes and types, including proteins, peptides and small molecules. The Company plans to publish results from these and other studies to promote the acceptance of the AERx system as a viable pulmonary drug delivery technology for a wide variety of compounds. The Company believes this strategy will maximize the number of commercial product opportunities for Aradigm and will increase the interest of potential partners to develop drugs for the AERx system, thereby reducing the Company's dependence on any single product.


     Establish Collaborative Relationships: In order to enhance its commercial opportunities and effectively leverage its core scientific resources, Aradigm intends to enter into multiple collaborative relationships for the development of new products and for the marketing and sale of products utilizing its technologies. Through product development collaborations, Aradigm will seek access to proprietary pharmaceutical compounds as well as to the resources and expertise necessary to conduct late stage clinical trials and obtain regulatory approvals. In addition, the Company will pursue relationships with pharmaceutical and device companies with established sales forces and distribution channels in the Company's target markets. By establishing such collaborative relationships, Aradigm intends to introduce multiple new products while avoiding the need to establish drug discovery research and sales and marketing capabilities for each target market. Nevertheless, the Company has not established any corporate development collaborations and there can be no assurance that it will be able to do so on reasonable terms, or at all.


     Build Strong Proprietary Position: The Company believes that establishing a strong proprietary position in pulmonary drug delivery could provide an important competitive advantage in its target markets. The Company has aggressively pursued patent protection of its technology and to date has received 11 issued United States patents and has more than 20 United States patent applications pending. When appropriate, the Company also seeks international patent protection. While there can be no assurance that any of the Company's patents will provide a significant commercial advantage, these patents are intended to provide protection for important aspects of the Company's technology, including aerosol generation, breath control, compliance monitoring and unit dose formulation. In addition, the Company plans to develop in-house manufacturing capability for the production of certain components of its products, including the disposable unit dose package for the AERx system, to further protect its core technologies.

ARADIGM PRODUCT APPLICATIONS

The SmartMist System

     The Company is initially developing the SmartMist technology to be applied to asthma management with the SmartMist Asthma Management System. In the future, the SmartMist platform may be utilized to develop products for other lung diseases, such as cystic fibrosis, emphysema and COPD.

     SmartMist Asthma Management System


     The Company is developing the SmartMist Asthma Management System to ensure proper breath control and compliance by MDI users. By improving the self-administration of MDIs, the Company believes that these patients will be better managed, have fewer symptoms and will make fewer visits to the emergency room, resulting in improved patient care and reduced health care expenses.


     Asthma is an inflammatory disease process characterized by abnormally high responsiveness of the tracheobronchial tree to a multitude of stimuli, such as dust, pollen and stress. The hallmark of the disease is reversible airway obstruction, and the characteristic wheezing sounds are due to narrowing of the airways.

     Of the estimated 12 million asthmatics in the United States, approximately one million severe asthmatics consume a majority of the nearly $3.6 billion which is spent annually in the United States for direct health care costs related to the treatment of asthma. Over half of those dollars is spent on hospital care, including approximately 450,000 hospitalizations and 1.5 million emergency room visits occurring annually in the United States for acute asthma incidents. Asthma is a chronic disease which, if properly treated, should not progress to crisis stage. It is believed that most hospitalizations for treatment of asthma represent patient management and compliance failures. The Company believes that there is a significant market opportunity to improve patient management and compliance, thereby minimizing patient utilization of costly acute care and overall reducing the cost of asthma management.

     Studies have shown that up to 70% of patients use their MDIs incorrectly and that nearly 50% of patients revert to incorrect technique following retraining. Even patients who have good technique are inconsistent in applying it, especially during an acute asthma attack. Proper technique is particularly important for patients using topical steroids, drugs which treat the underlying inflammation that causes asthma, but do not act immediately or provide palliative benefits. Inhaled steroids can take six to eight weeks to effect improvement noticeable to the patient. With no immediate relief of symptoms providing feedback to the patient, there is no way for patients to know if they have received the intended drug dose.

     The management of asthma can also be improved by monitoring patient compliance with the prescribed therapy and recording the effect of the therapy. Peak flow, defined as peak velocity achieved during maximum forced exhalation, is a direct indicator of airway obstruction. Routine peak flow measurement has been generally recommended by pulmonary specialists, but many patients do not diligently take and record these measurements.

     The Company believes that its SmartMist system is capable of addressing MDI limitations, such as improper inhalation, improperly timed release of the aerosol, and the lack of information regarding patient usage and patient lung function following usage. Without modifying the MDI or the drug itself, the SmartMist device is designed to assist the patient in self-administering the drug while inhaling in an optimal manner, guided by the breath indicator lights on the device. The built-in peak flow meter is designed to allow patients to track their own lung function so that patients can anticipate asthma exacerbations in time to modify their therapy. In addition, the device is designed to compile data on drug delivery events and lung function readings so that a complete record can be reviewed by health care professionals.


     Aradigm has completed a radiolabeled asthma drug study that demonstrates the benefits of the breath control technology incorporated in the SmartMist system. Recently published in the peer review journal, Thorax, the study showed that use of the SmartMist breath control feature can significantly influence the amount of drug delivered to the lung. The Company is also currently sponsoring clinical trials to support market adoption of the SmartMist Asthma Management System. The first study, which will involve approximately 40 patients with asthma, is being conducted at the University of California at San Francisco and at National Jewish Hospital in Denver to compare the technique of patients using the SmartMist system with the technique of other patients using MDIs equipped with the Technique Assessor, a research device developed by Aradigm to measure how patients actuate and inhale through conventional MDIs. The second study, being conducted at Northwest Asthma and Allergy Inc. in Seattle, is evaluating the performance of the SmartMist system when used by adolescent patients.


     A prototype of the SmartMist Asthma Management System has been developed for use in clinical testing. While this version of the device received 510(k) clearance from the FDA in May, 1996, the Company expects to complete its final design and manufacturing scale up in cooperation with a corporate partner. While the Company is in discussions with potential partners for the commercialization of this product, no assurance can be given that the Company will enter into a partnering arrangement. Moreover, there can be no assurance that the Company will be able to develop or manufacture a version of the SmartMist Asthma Management System suitable for commercialization that can be marketed without additional regulatory filings or approvals.



     Depending on manufacturing costs and other factors, the Company believes that the price to consumers of the Company's SmartMist Asthma Management System will be approximately $400 per unit.


The AERx System

     The Company is developing the AERx platform based on a comprehensive approach to pulmonary drug delivery that includes drug formulation, aerosol generation, patient breath control and compliance monitoring technologies. The Company believes that the AERx system will be broadly applicable to drugs that are intended for systemic delivery, for local delivery to the lung or for pulmonary diagnostics. The Company currently is developing AERx products for pain management, diabetes management and pulmonary diagnostics. In addition, the Company is planning to develop the AERx system for the non-invasive delivery of certain other drugs, including biotechnology drugs.

     AERx Pain Management System

     The Company is developing the AERx Pain Management System as a non-invasive, patient-controlled pulmonary drug delivery product for treatment of chronic and acute pain. In March 1996, the Company's IND application covering the use of AERx to deliver morphine for the management of acute pain cleared the FDA review period, and the Company intends to initiate Phase I clinical studies in the United States in mid-1996.

     The pain management market includes patients with cancer, post-operative, migraine headache and chronic persistent pain. Pharmaceutical care is the mainstay of pain treatment and dominates the pain management market. The United States market for drugs and devices used in pain management is estimated to be more than $15 billion annually. The Company believes that non-invasive rapid treatment of breakthrough pain is a major unmet medical need.

     Aradigm has targeted cancer pain as one of the first indications for the AERx Pain Management System. There are approximately 3,000,000 patients with active cancer in the United States. Based on published reports, the Company believes that approximately 45% of such patients report suffering from pain, with nearly half of those cancer patients reporting that their pain was not alleviated by their pain management therapy.

     Conventional drug delivery methods for pain management include oral, transdermal patch, intravenous, intramuscular and subcutaneous delivery. Patient controlled analgesia ("PCA") products allow patients to self-administer pain medication on demand from a microprocessor controlled intravenous infusion pump. PCA systems have proven to be a cost-effective means of intravenous delivery in the hospital setting. Widespread adoption of PCA outside of the hospital, however, has been limited by the requirement for an intravenous delivery site that requires regular and expensive maintenance. Home PCA can cost as much as $4,000 per month, due partially to the home nursing required to maintain the needle site.

     The Company believes that a patient controlled, non-invasive drug delivery system that provides for rapid uptake of medication, could significantly expand the outpatient market for pain management. Features of the Company's AERx Pain Management System are expected to be similar to those of PCA products, but will not be limited by the necessity of intravenous or subcutaneous access. The AERx product is being designed to be programmed to allow for patient-activated delivery in accordance with a physician-directed dosing program. Lock-out mechanisms being designed for the product should eliminate the risk of inappropriate dosing, and a patented electronic patient identification feature should prevent unauthorized use of the device. An automatically maintained dosing event diary to be embedded within the AERx device is designed to allow the physician to closely monitor patient use. The Company believes that these features of the AERx platform combined with the inherent speed of onset of pulmonary delivery should provide a significant advance in ambulatory pain management.

     Aradigm has demonstrated in early clinical testing with six healthy volunteers that the AERx system can deliver morphine into the blood stream with efficiency comparable to intravenous delivery. The following graph summarizes certain data from the study conducted by Dr. Michael Cousins at the Royal North Shore Hospital in Sydney, Australia. The graph illustrates two key factors of the AERx Pain Management System. First, morphine administered in the lung resulted in almost immediate uptake of the drug into the blood stream. Second, there was direct correlation between the dose provided and the concentration of drug in the blood. Both of these results are key objectives in providing therapy for breakthrough pain. Data from this study also showed that in excess of 80% of the aerosolized morphine emitted from the AERx device appeared in the subject's blood. In addition, the intra and inter subject variability was essentially indistinguishable from that seen following intravenous administration of morphine in the same subjects.
This pharmacokinetic profile summarizes a dose ranging study performed using a bench prototype of the AERx Pain Management System by Dr. Michael Cousins at the Royal North Shore Hospital in Sydney, Australia. A healthy volunteer was given
2.2 mg at 0 minutes, 4.4 mg at 40 minutes and 8.8 mg at 80 minutes of morphine sulfate. Blood samples were taken from a radial arterial line.

     The Company plans to commence Phase I clinical trials in mid-1996 using the AERx Pain Management System to deliver morphine via the lung. The first study, to be conducted at Harris Laboratories in Lincoln, Nebraska, involves 16 healthy volunteers and will test the bioavailability of morphine delivered via the AERx system. The second study, which will evaluate the time to peak effect when morphine is delivered via a prototype of the AERx Pain Management System versus intravenous administration, will involve 12 healthy volunteers and will be conducted at Massachusetts General Hospital.

     AERx Diabetes Management System

     The Company is developing the AERx Diabetes Management System to permit diabetes patients to non-invasively self-administer insulin. The Company believes that when provided with a non-invasive delivery alternative to injection, patients are more likely to self-administer insulin as often as needed to keep tight control of their blood glucose levels. The Company has begun early formulation development of insulin for the AERx Diabetes Management System. Preliminary in vitro analysis of these formulations is complete, and early clinical testing is underway and is expected to continue throughout 1996.

     In healthy individuals, the pancreas secretes insulin, which helps the body to regulate blood glucose levels. Patients with Type I diabetes do not have the ability to produce their own insulin and must self-inject insulin regularly to control their disease. Patients with Type II diabetes are unable to use efficiently the insulin that their body produces. While they may have some impairment in their ability to produce insulin as well, it is the defect in their ability to use insulin efficiently that leads to the addition of insulin to their treatment program. By increasing the circulating insulin concentration, the inefficiency can be partially overcome. The Diabetes Control and Complications Trial ("DCCT") study sponsored by National Institutes of Health from 1983 to 1993 indicated that insulin should be given throughout the day in response to frequently measured blood glucose levels. The DCCT study showed that keeping blood glucose levels as close to normal as possible slows the onset and progression of eye, kidney and nerve diseases often caused by diabetes. In fact, the DCCT study demonstrated that any sustained lowering of blood glucose levels is beneficial, even if the person has a history of poor blood glucose control.

     The Company believes that approximately 700,000 Americans suffer from Type I diabetes. Virtually all of them are on daily insulin injection therapy, and most are currently monitoring their own blood glucose level. It is believed that more than 13 million Americans suffer from Type II diabetes, of which approximately 50% are not yet diagnosed. Although most of this Type II population does not currently use insulin as part of their therapy, in aggregate they consume the majority of insulin used in the United States, due to their larger numbers. The insulin market in the United States was $680 million in 1994. The direct costs associated with diabetes are estimated to be greater than $45 billion annually.

     Patients with diabetes often avoid or limit the amount of insulin therapy because of the pain and inconvenience of administering the drug by injection. The Company believes that its AERx Diabetes Management System can provide a non-invasive method for delivery of insulin that would be efficacious and reproducible. Such a system should support diabetics in complying with their insulin therapy, thereby lessening the risk of long-term complications.

     AERx Diagnostic System

     The Company believes that the same technologies that may make the AERx system a precision pulmonary drug delivery system can be applied to more safely deliver radiolabeled imaging agents to diagnose certain lung conditions than currently available methods. In an early clinical study, the Company demonstrated that the AERx Diagnostic System was effective in delivering technetium DTPA ("(99m)Tc-DTPA"), a commonly used agent for lung imaging.

     Radiolabeled imaging agents ("radiopharmaceuticals") are widely used for the diagnosis of a variety of cardiopulmonary conditions, such as pulmonary embolism. The radiopharmaceutical is imaged by a gamma camera in a process called ventilation lung scanning. Ventilation lung scans require that patients inhale either radioactive gas or radiolabeled aqueous solution of aerosol delivered to the lung via conventional nebulizers. Because nebulizers are inefficient and result in inconsistent deposition of particles in the lung, they often require a relatively higher amount of radiopharmaceutical to produce an adequate scan. Additionally, the nebulization process can take several minutes, which increases the risk of undesirable radiation exposure for the patient and attending staff.

     The Company estimates that approximately 800,000 ventilation lung scans are performed in the United States each year at a cost of about $200 million. The radioactive materials used in ventilation lung scans in the

United States are prepared at radiopharmacies located throughout the country which supply these materials to hospitals and clinics.

     The Company believes that its AERx technology can provide an effective and safe alternative to nebulizers for supplying radiopharmaceuticals for ventilation lung scans. The Company intends to supply its unit dose packaging equipment to radiopharmacies to allow the pharmacies to fill and seal single-use doses of 99m)Tc-DTPA to be used with the AERx Diagnostic System for ventilation lung scans. The Company believes that the AERx Diagnostic System will use less radioactive material and will provide better image quality for diagnosis. Moreover, because the radiopharmaceutical is self-contained and does not need to be nebulized, the amount of ambient radiation can be substantially reduced, thereby minimizing staff exposure to radiation.

     AERx has been shown in a clinical feasibility study to deliver efficiently and reproducibly the same radiolabeled aqueous solution to the lungs of ten healthy volunteers as is currently used with nebulizers for ventilation lung imaging, and the images produced were of the same high quality as those generated using krypton gas, the "gold standard" for nuclear imaging. A second study is scheduled to be conducted to evaluate the quality of lung images produced with the AERx system in patients known to have COPD. The Company is currently investigating the regulatory path for approval of the AERx Diagnostic System for sale in the United States and abroad and is exploring development partnerships with contract research and development organizations.

     Additional Potential AERx Applications

     The Company is evaluating the use of the AERx system to deliver other pharmaceutical compounds. The Company has successfully evaluated a number of compounds in in vitro and in vivo feasibility studies. The Company has approved protocols with the Royal North Shore Hospital in Sydney, Australia for the clinical evaluation of additional drugs often used for pain management. Aradigm is considering further feasibility studies with anti-infectives, peptides, proteins and gene vectors for the treatment of asthma, and severe chronic diseases of the respiratory tract, such as lung cancer, emphysema and cystic fibrosis.

     The Company believes that the AERx system may have applicability for a range of compounds developed by biotechnology companies that cannot be delivered orally. Due to their large size and poor oral bioavailability, macromolecules developed by the biotechnology industry are typically developed in liquid formulation and delivered by injection. The Company believes that the AERx platform can potentially provide for improved delivery and broader applications of these therapies or potential therapies. The Company is currently conducting a feasibility study, under the sponsorship of a pharmaceutical company, for a protein for systemic delivery.

     The Company believes that its technology can be applied to many new or approved pharmaceutical and biological compounds. A partial list of compounds that have been evaluated or may be evaluated appears below (asterisks indicate compounds which the Company has successfully aerosolized in preliminary in vitro tests).

- ------------------------------------------------------------------------------------------------
PHARMACEUTICALS                                   BIOLOGICALS
- ------------------------------------------------------------------------------------------------
  Albuterol*             Midazolam*               Alpha Interferon         Gamma Interferon
  Beclomethasone*        NSAIDs                   Calcitonin               Growth Hormone
  Cromolyn*              Pentamidine              DNAse*                   IGF-1
  Fentanyl*              Sumatriptan              Erythropoietin*
  Levorphanol            Triamcinolone
- ------------------------------------------------------------------------------------------------

The Company has not acquired rights to develop applications for any of the proprietary compounds listed above and may not pursue or be successful in acquiring such rights.

MANUFACTURING

     The Company plans to build manufacturing facilities for the production of certain components of its drug delivery systems that it considers to be key to its core technologies. These may include the production of the disposable aerosol generating nozzles, the assembly of the disposable unit dose packages and the sterile filling of drug into the unit dose packages. The Company also may complete the final calibration, assembly and packaging of the AERx and SmartMist systems to control both quality and cost.

     The Company may seek to have many key components, assemblies and subassemblies completed by contract manufacturers. These are expected to include the assembly of printed circuit boards, the production of application specific integrated circuits ("ASICs"), the production of mechanical assemblies and the production of specific plastics and laminates for the disposable unit dose packages. In some cases, the Company may choose to license commercial partners to produce some of the disposable unit dose packages in the partner's own facilities.

     The Company is in the process of scaling up the production of the SmartMist Asthma Management System with the assistance of contract manufacturers. Significant additional work must be completed prior to commercialization. In addition, the Company is in the early stages of scaling up to clinical levels the production of disposable unit dose packages for clinical trials of the AERx system. The Company plans to build a sterile pharmaceutical packaging production line sufficient to meet the capacity requirements for clinical trials and initial product sales, if any. The Company anticipates making significant expenditures to provide for the high volume manufacturing required for multiple AERx products, if such products are successfully developed. Although the Company is working with contract manufacturers that are experienced in medical device manufacturing, there can be no assurance that the Company will be able to complete the scale-up process in a timely manner or that significant problems will not be discovered during the scale-up process.

     Although the majority of the materials to be used in Aradigm's potential products are readily available from multiple sources, certain materials, including the ASICs, microprocessors, plastics and plastic laminates, are or will be available initially only from single sources. While the Company has contingency plans for alternate suppliers, there can be no assurance that the Company could find alternate manufacturers for such components. Even if new suppliers are secured, there can be no assurance that this would not significantly reduce the Company's ability to supply product during any transition.

COMPETITION


     The Company faces intense competition. Several companies are developing and marketing nebulizer, MDI and DPI devices as well as other drug delivery approaches. Aradigm is aware that a number of pharmaceutical and biotechnology companies and research institutions are working on processing peptide and protein respirable dry powders. There can be no assurance that competitors will not introduce products or processes competitive with, or superior to, those under development by the Company. The Company faces intense competition to develop a solution to non-invasive delivery from a number of drug delivery and pharmaceutical companies, including: Astra AB, Boehringer Ingelheim, Dura Pharmaceuticals, Inc., Fluid Propulsion Technologies, Inc., Forest Labs, Glaxo Wellcome, Inc., Inhale Therapeutic Systems, Ivax (Norton), Medeva Ltd., Rhone-Poulenc Rorer (Fisons Limited), Schering Plough and 3M. Many of these companies are much larger and have far greater resources than Aradigm. These include companies working on developing systems for other non-invasive routes of delivery, such as oral, transdermal and intranasal administration, as well as companies working on pulmonary delivery systems. New drugs or further developments in alternative drug delivery methods may provide greater therapeutic benefits for a specific drug or indication or may offer comparable performance at lower cost, than the Company's pulmonary drug delivery systems under development.


INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     The Company's business and competitive position is dependent upon its ability to protect its proprietary technology and avoid infringing the proprietary rights of others.

     The Company relies on patents, patent applications and trade secret law to protect its proprietary technology. To date the Company has been issued 11 United States patents and presently has more than 20 United States patent applications pending. There can be no assurance that any of the Company's patent applications will issue or, if issued, will later be found valid if challenged. Further, there can be no assurance that any issued patents, or applications which might later issue as patents, will provide the Company with a degree of market exclusivity sufficient for the Company to compete profitably against its competitors. Patents can not prevent others from developing alternative technologies which are used for aerosolized drug delivery and patent applications do not provide any exclusivity until and if they are issued as a patent. Because the general idea of aerosolized drug delivery is well established, no entity may obtain patent protection covering all forms of aerosolized delivery of all types of drugs. There can be no assurance that others have not independently developed or will not develop devices, components and methods of aerosolized drug delivery and obtained or will obtain patents on such which patents could be used to prevent the Company from making, using or selling its patented technology.

     The Company's success will depend on its ability to obtain patents, maintain trade secrets and operate without infringing upon the proprietary rights of others. A substantial number of patents have been issued to competitors in the field of aerosolized drug delivery. These and other competitors and institutions may have applied for other patents and may obtain additional patents and proprietary rights relating to products or processes similar to those of the Company. The Company may not be able to obtain a license under any such patent and therefore could be prevented from making products or carrying out processes that may be important to the business of the Company.

     The Company has carried out and continues to carry out searches of publications including patents and scientific papers relating to the business of the Company. These searches are supplemented by searches done by examiners in the United States Patent Office and other patent offices reviewing patent applications of the Company. Many entities are obtaining patents and publishing papers in the field of aerosolized delivery and there can be no assurance that the searches carried out by the Company have found the most relevant publications. Thus, patents may exist which would provide competitors with the ability to prevent the Company from making or selling its products. Further, existing and future patents or other publications may hinder or prevent the Company from obtaining patents or draw into question the validity of patents already issued to the Company.

     The Company's current policy is to file patent applications on what it deems to be important technological developments which might relate to products of the Company or methods of using such products. To date all inventions have originated in the United States and all patent applications were originally filed in the United States. The Company also seeks to protect these inventions through foreign counterpart applications in selected other countries. The Company currently has National Phase applications pending in patent offices outside of the United States. Statutory differences in patentable subject matter may limit the protection the Company can obtain on some of its inventions outside of the United States. For example, methods of treating humans are not patentable in many countries outside of the United States. These and other issues may prevent the Company from obtaining patent protection outside of the United States. Further, competitors may have obtained or could later obtain patent protection outside of the United States which would prevent the Company from making, using or selling products or processes of its business in countries other than the United States.

     The Company pursues a policy of having its officers, employees, consultants and advisors execute proprietary information and invention agreements upon commencement of their relationships with the Company. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship shall be kept confidential except in specified circumstances. These agreements also provide that all inventions developed by the individual on behalf of the Company shall be assigned to the Company and that the individual will cooperate with the Company in connection with securing patent protection on the invention if the Company wishes to pursue such protection. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's inventions, trade secrets or other proprietary information in the event of unauthorized use or disclosure of such information.

GOVERNMENT REGULATION

     All medical devices and drugs, including the Company's products under development, are subject to extensive and rigorous regulation by the federal government, principally the FDA, and by state and local governments. If these products are marketed abroad, they also are subject to export requirements and to regulation by foreign governments. The regulatory clearance process is generally lengthy, expensive and uncertain. The Federal Food, Drug, and Cosmetic Act (the "FDC Act"), and other federal statutes and regulations, govern or influence the development, testing, manufacture, labeling, storage, approval, advertising, promotion, sale and distribution of such products. Failure to comply with applicable FDA and other regulatory requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including warning letters, fines, product recalls or seizures, injunctions, refusals to permit products to be imported into or exported out of the United States, refusals of the FDA to grant premarket clearance or premarket approval of medical devices and drugs or to allow the Company to enter into government supply contracts, withdrawals of previously approved marketing applications and criminal prosecutions.

     The FDA and other regulatory agency requirements for manufacturing, product testing and marketing can vary depending upon whether the product is a medical device or a drug. Sales of the Company's products outside of the United States are subject to foreign regulatory requirements that may vary from country to country. The time required to obtain clearance from a foreign country may be longer or shorter than that required by the FDA, and clearance or approval or other product requirements may differ. There can be no assurance that the Company will be able to obtain necessary regulatory clearances or approvals on a timely basis, if at all, for any of its products under development, and delays in receipt or failure to receive such clearances or approvals, the loss of previously received clearances or approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company.

     Regulation of Medical Devices

     The Company is required to file a premarket notification ("510(k) notification") submission or premarket approval ("PMA") application or supplement with the FDA before it begins marketing a new medical device or changes or modifies an existing device in a manner that could significantly affect the device's safety or effectiveness or changes the device's intended use.

     The FDA categorizes medical devices into one of three regulatory classifications -- Class I, II or III -- on the basis of controls deemed by the FDA to be necessary reasonably to assure their safety and effectiveness. Generally, Class I devices are subject to general controls (e.g., labeling, premarket notification, and adherence to the current good manufacturing practice ("cGMP") regulations for medical devices). Class II devices are subject to general and special controls (e.g., performance standards, post-market surveillance, patient registries and FDA guidelines). Class III devices, which typically are life-sustaining or life-supporting and implantable devices, or new devices that have been found not to be substantially equivalent to a legally marketed predicate device, are subject to general controls and also require clinical testing to assure safety and effectiveness before FDA approval is obtained. The FDA also has the authority to require clinical testing of Class I and II devices.

     If a company can establish that a new device is "substantially equivalent" to a legally marketed Class I or II medical device, or to a preamendment Class III medical device (i.e., a Class III device in commercial distribution prior to enactment of the Medical Device Amendments of 1976) for which the FDA has not called for PMA applications, the company may seek clearance to market the device by filing a 510(k) notification. The 510(k) may need to be supported by appropriate data, including clinical study data, establishing substantial equivalence to the FDA's satisfaction. The FDA recently has been requiring a more rigorous demonstration of substantial equivalence.

     The Company may not place the device into commercial distribution until an order of substantial equivalence is issued by the FDA. No law or regulation specifies the time by which the FDA must respond to a 510(k) notification. At this time, the FDA typically responds to a 510(k) notification within 90 to 180 days, although some submissions take considerably longer. An FDA order may declare that the device is substantially equivalent and allow the proposed device to be marketed in the United States. The FDA may determine, however, that the proposed device is not substantially equivalent or may require further information, such as additional test data, before it can make a final determination.

     If a company cannot establish that a proposed device is substantially equivalent to a legally marketed predicate device, the company must seek premarket approval from the FDA through the submission of a PMA application. A PMA application must be supported by extensive data, including preclinical and clinical trial data, to demonstrate the safety and effectiveness of the device. If human clinical trials are required and the device presents a "significant risk," the company must file an investigational device exemption ("IDE") application prior to commencing clinical trials. The IDE application must be supported by data, typically including the results of animal and mechanical testing. If the IDE application is not disapproved by the FDA, human clinical trials may begin at the specified investigational sites and with the specified number of patients 30 days after the FDA receives the application. Sponsors of clinical trials are permitted to sell study devices, provided compensation does not exceed the cost of manufacture, research, development and handling. The clinical trials must be conducted under the auspices of an independent institutional review board ("IRB") established pursuant to FDA regulations. If the device does not present a significant risk, the study may be conducted under IRB authority as a nonsignificant risk study.

     Following receipt of the PMA application, if the FDA determines that the application is sufficiently complete to permit a substantive review, the agency will "file" the application. Once the submission is filed, the FDA begins a review of the PMA application. The FDA has 180 days to review a PMA application, although reviews more often occur over a significantly protracted time period, and the FDA generally takes two years or more from the date of filing to complete its review.

     The PMA process can be expensive, uncertain and lengthy. A number of devices for which premarket approval has been sought by other companies have never been approved. Review time is often significantly extended by the FDA, which may require more information or clarification of information provided in the submission. During the review period, an advisory committee likely will be convened to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved. In addition, the FDA will inspect the manufacturing facility to ensure compliance with the cGMP regulations for medical devices prior to approval of the PMA application. If granted, the premarket approval may include significant limitations on the indicated uses for which the product may be marketed, and the agency may require post-marketing studies of the device.

     There can be no assurance that any required FDA or other governmental clearance or approval will be granted, or, if granted, will not be withdrawn. Governmental regulation may prevent or substantially delay the marketing of the Company's proposed products and cause the Company to undertake costly procedures. In addition, the extent of potentially adverse government regulation that might arise from future administrative regulations or policy or from legislation cannot be predicted. Any failure to obtain or delay in obtaining such clearances or approvals could materially and adversely affect the Company's ability to market its proposed products.

     The FDA's Medical Device Reporting regulation requires medical device manufacturers, distributors, and user facilities to provide information to the agency on deaths or serious injuries or illnesses alleged to have been associated with the use of its devices, as well as product malfunctions that would likely cause or contribute to death, serious injury or serious illness if the malfunction were to recur. In addition, the FDA prohibits a company from promoting a cleared or approved device for an indication for use not approved by the FDA.


     In May 1996, the Company obtained 510(k) clearance from the FDA for the initial version of its SmartMist Asthma Management System to guide patient self-administration of asthma medications and compile data on drug delivery events and lung function, and the Company expects to complete development and commence marketing of the commercial version of the SmartMist Asthma Management System in the next 12 months. There can be no assurance that the Company will be able to fully develop and market successfully the commercial version of the SmartMist Asthma Management System. The Company has yet to determine whether changes it may make to the commercial version of the SmartMist Asthma Management System will necessitate the submission of a second 510(k) notice. If the submission of a 510(k) notice is required, there can be no assurance that clearance can be obtained in a timely manner or at all. Delays in receipt of market clearance or restrictions on the types of asthma drugs with which the SmartMist Asthma

Management System can be used or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company.


     Regulation of Drugs


     Different types of FDA regulations apply to various drug products, depending upon whether they are marketed only upon the order of a physician (i.e., they are prescription drugs) or over-the-counter, are biological, insulin or antibiotic drugs or are controlled drugs, such as narcotics. Product development and approval within this regulatory framework takes a number of years, involves the expenditure of substantial resources and is uncertain. Many drug products ultimately do not reach the market because they are not found to be safe or effective or cannot meet the FDA's other regulatory requirements. In addition, there can be no assurance that the current regulatory framework will not change or that additional regulation will not arise at any stage of the Company's product development that may affect approval, delay the submission or review of an application or require additional expenditures by the Company.

     The activities required before a new drug product may be marketed in the United States includes pre-clinical and clinical testing. Preclinical tests include laboratory evaluation of product chemistry and other characteristics and animal studies to assess the potential safety and efficacy of the product as formulated. Many preclinical studies are regulated by the FDA under a series of regulations called the current Good Laboratory Practice regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring such studies to be replicated.

     The preclinical work necessary to administer investigational drugs to human subjects is summarized in an IND application to the FDA. FDA regulations provide that human clinical trials may begin 30 days following submission of an IND application, unless the FDA advises otherwise or requests additional information. There is no assurance that the submission of an IND will eventually allow a company to commence clinical trials. Once trials have commenced, the FDA may stop the trials by placing them on "clinical hold" because of concerns about, for example, the safety of the product being tested.

     Clinical testing involves the administration of the drug to healthy human volunteers or to patients under the supervision of a qualified principal investigator, usually a physician, pursuant to an FDA reviewed protocol. Each clinical study is conducted under the auspices of an IRB at each of the institutions at which the study will be conducted. An IRB will consider, among other things, ethical factors, the safety of human subjects, informed consent requirements and the possible liability of the institution. Human clinical trials typically are conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing the product in a small number of patients or normal volunteers, primarily for safety, at one or more dosage levels, as well as characterization of a drug's pharmacokinetic and/or pharmacodynamic profile. The Company is currently planning to conduct a Phase I limited feasibility clinical study of its AERx Pain Management System for delivery of morphine for acute pain management. The clinical study is being conducted pursuant to an effective IND application. An early design stage prototype of this AERx product is being utilized in the study, and the Company is manufacturing only limited quantities of the morphine-filled disposable nozzle packages for the study. There can be no assurance that the Phase I limited feasibility study results will support additional clinical trials of the AERx Pain Management System, that the Company will be able to manufacture sufficient quantities of the disposable nozzle packages to support any future clinical trials or marketing of the AERx Pain Management System, or that the design requirements of the AERx Pain Management System will make it amenable to development beyond the early design stage prototype currently being used.

     In Phase II clinical trials, in addition to safety, the efficacy of the product is usually evaluated in a patient population. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded population at geographically disperse sites. All of the phases of clinical studies must be conducted in conformance with FDA's bioresearch monitoring regulations.

     A company seeking FDA approval to market a new drug, including insulin and controlled substances, must file a new drug application ("NDA") with the FDA pursuant to the FDC Act. In addition to reports of the preclinical and clinical trials conducted under an effective IND application, the NDA includes information pertaining to the preparation of the drug substance, analytical methods, drug product formulation, details on the manufacture of finished products and proposed product packaging and labeling. Submission of a NDA does not assure FDA approval for marketing. The application review process generally takes several years to complete, although reviews of treatments for cancer and other life-threatening diseases may be accelerated or expedited. However, the process may take substantially longer if, among other things, the FDA has questions or concerns about the safety or efficacy of a product. In general, FDA requires at least two properly conducted, adequate and well-controlled clinical studies demonstrating efficacy with sufficient levels of statistical assurance.

     Notwithstanding the submission of safety and efficacy data, the FDA ultimately may decide that the application does not satisfy all of its regulatory criteria for approval. The FDA also may require additional clinical tests (i.e., Phase IV clinical trials) following NDA approval to confirm safety and efficacy.

     In addition, the FDA may in some circumstances impose restrictions on the use of the drug that may be difficult and expensive to administer. Product approvals may be withdrawn if compliance with regulatory requirements are not maintained or if problems occur after the product reaches the market. The FDA also requires reporting of certain safety and other information that becomes known to a manufacturer of an approved drug. The product testing and approval process is likely to take a substantial number of years and involves expenditure of substantial resources. There can be no assurance that any approval will be granted on a timely basis, or at all. Upon approval, a prescription drug may only be marketed for the approved indications in the approved dosage forms and at the approved dosage.

     Among the other requirements for drug product approval is the requirement that the prospective manufacturer conform to the FDA's and cGMP regulations for drugs. In complying with the cGMP regulations, manufacturers must continue to expend time, money and effort in product, record keeping and quality control to assure that the product meets applicable specifications and other requirements. The FDA periodically inspects manufacturing facilities in the United States to assure compliance with applicable cGMP requirements. Failure of the Company to comply with the cGMP regulations or other FDA regulatory requirements could have a material adverse effect on the Company.

     The Company also is developing applications of its AERx technology for the delivery of insulin and lung imaging agents via inhalation. The Company believes that the use of its AERx technology for insulin delivery inhalation will be subject to the drug regulations, including conducting clinical studies pursuant to an IND and the submission and approval of an NDA before marketing can occur. If the Company obtains FDA approval to market the AERx Diabetes Management System for the delivery of insulin, each batch of unit-dose insulin-containing packages used in the AERx Diabetes Management System will be subject to the insulin certification requirements.

     The Company believes that use of the AERx Diagnostic Imaging System for delivery of lung imaging agents is likely to be regulated by the FDA as either a new drug or medical device, or a drug-device combination. Although the time to obtain market clearance or approval of a medical device may be shorter than that required to obtain FDA approval of a new drug, the FDA likely will require substantial clinical data for market clearance or approval under the medical device or drug regulatory framework or both. There can be no assurance that the use of the AERx platform for insulin or lung imaging agent delivery will prove to be viable or that any necessary regulatory clearance approvals will be obtained in a timely manner, if at all.

     The Company also will be subject to certain user fees that the FDA is authorized to collect under the Prescription Drug User Fees Act of 1992 for certain drugs, including insulin and morphine. User fees also pertain to the establishments where the products are made and to the marketed prescription drug products. In addition to these FDA requirements, the Company is subject to foreign regulatory authorities governing clinical trials and drug sales. Unapproved new drugs can be exported from the United States to certain countries for commercialization only after FDA authorization is obtained.

     In addition, due to limited experience with chronic administration of drugs delivered via the lung for systemic effect, the FDA may require clinical data to demonstrate that such chronic administration is safe. There can be no assurance that the Company will be able to present such data in a timely manner, or at all.

     Other Regulations

     Products marketed outside the United States that are manufactured in the United States are subject to certain FDA regulations, as well as regulation by the country in which the products are to be sold. The Company also would be subject to foreign regulatory requirements governing clinical trials and medical device and drug product sales if products are marketed abroad. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries usually must be obtained prior to commencement of marketing of the product in those countries. The approval process varies from country to country and the time required may be longer or shorter than that required for FDA approval.

     The Company is subject to numerous federal, state and local laws relating to such matters as controlled drug substances, safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal or hazardous or potentially hazardous substances. For example, the Drug Enforcement Agency ("DEA") regulates controlled drug substances, such as morphine and other narcotics. Establishments handling controlled drug substances such as morphine must, for example, be registered and inspected by the DEA, and may be subject to export, import, security and production quota requirements. In addition, advertising and promotional materials relating to medical devices and drugs are, in certain instances, subject to regulation by the Federal Trade Commission or the FDA. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a materially adverse effect upon the Company's business, financial condition or results of operations.

SCIENTIFIC ADVISORY BOARD

     The Company has assembled an International Scientific Advisory Board comprised of scientific and development advisors that provide consulting services expertise in the areas of pain management, allergy and immunology, pharmaceutical development and drug delivery, but are employed elsewhere on a full time basis. As a result, they can only spend a limited amount of time on the Company's affairs. The International Scientific Advisory Board assists the Company on issues related to potential product applications, product development and clinical testing. Its members and their affiliations and areas of expertise include:

                  NAME                              AFFILIATION                AREA OF EXPERTISE
- ----------------------------------------  --------------------------------    --------------------
Peter Byron, Ph.D. .....................  Medical College of Virginia,        Aerosol Science/
                                          Virginia Commonwealth University    Pharmaceutics
Michael Cousins, M.D. ..................  University of Sydney, Australia     Pain Management
Peter Creticos, M.D. ...................  The Johns Hopkins University        Allergy/Immunology/
                                          School of Medicine                  Asthma
Stanley S. Davis, Ph.D..................  Lord Trent Professor of             Drug Delivery
                                          Pharmacy, University of
                                          Nottingham
Jeffrey Drazen, M.D. ...................  Harvard University Medical          Pulmonary Medicine
                                          School
Lorne Eltherington, M.D., Ph.D. ........  Sequoia Hospital                    Pain Management
Richard Kitz, M.D. .....................  Harvard University Medical          Anesthesiology
                                          School, Massachusetts General
                                          Hospital
Lawrence M. Lichtenstein, M.D.,           The Johns Hopkins University        Allergy/Immunology
  Ph.D. ................................  School of Medicine
Leigh Thompson, M.D., Ph.D. ............  CEO, Profound Quality Resources,    Pharmaceutical
                                          former Chief Scientific Officer,    Product Development
                                          Eli Lilly and Company

EMPLOYEES

     As of March 31, 1996, the Company had 38 employees, of whom 33 were in product development and five are in administration. The Company believes that its future success is dependent on attracting and retaining highly-skilled scientific, sales and marketing and senior management personnel. Competition for such skills is intense, and there is no assurance that the Company will continue to be able to attract and retain high-caliber employees. The Company's employees are not represented by any collective bargaining agreement. The Company considers its relations with its employees to be good.

FACILITIES

     The Company's principal administrative and product development facilities occupy approximately 12,800 square feet in two buildings in an office park in Hayward, California. The Company believes that its existing facilities are adequate for its current requirements and that additional space can be obtained to meet its future requirements.

LEGAL PROCEEDINGS

     The Company is not currently a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and their ages as of March 31, 1996 are as follows:

                NAME                  AGE                             POSITION
- ------------------------------------  ---     --------------------------------------------------------
Lester John Lloyd...................  59      Chairman of the Board of Directors
Richard P. Thompson.................  44      President, Chief Executive Officer, Chief Financial
                                              Officer and Director
Reid M. Rubsamen, M.D. .............  39      Vice President, Medical Affairs, Secretary and Director
R. Ray Cummings.....................  39      Vice President, Business Development
Max D. Fiore........................  41      Vice President, Engineering
Igor Gonda, Ph.D. ..................  48      Vice President, Research & Development
Jared A. Anderson, Ph.D.(2).........  58      Director
Ross A. Jaffe, M.D.(2)..............  37      Director
Burton J. McMurtry, Ph.D.(1)........  61      Director
Gordon W. Russell(1)................  62      Director
Fred E. Silverstein, M.D. ..........  53      Director
Virgil D. Thompson(2)...............  56      Director

- ------------------------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     LESTER JOHN LLOYD has been a director of the Company since 1991 and Chairman of the Board of Directors since 1992. Mr. Lloyd also served as the Company's President from 1992 to 1994 and Chief Financial Officer from 1992 to April 1996. Mr. Lloyd was a founder of Nellcor Incorporated, a medical electronic instruments company, and its Chief Executive Officer through 1990. Mr. Lloyd is a director of Molecular Dynamics, Inc. Mr. Lloyd holds a B.S.M.E. from the University of California, Berkeley.

     RICHARD P. THOMPSON has been a director of the Company and has served as the Company's President and Chief Executive Officer since 1994 and Chief Financial Officer since April 1996. From 1991 to 1994, he was President of LifeScan, Inc., a Johnson & Johnson Company, a medical device manufacturing and development company. Mr. Thompson was a founder of LifeScan and between 1981 and 1991 he held the positions of Vice President, Operations, and later Vice President, Sales and Marketing, at LifeScan. Mr. Thompson holds a B.S. in biological sciences from the University of California at Irvine and an M.B.A. from California Lutheran College.

     REID M. RUBSAMEN, M.D., a founder of the Company, has been a director of the Company and has served as the Company's Vice President of Medical Affairs and Secretary since 1991. Dr. Rubsamen is a Board Certified anesthesiologist having received his medical training at Pacific Medical Center, San Francisco and Massachusetts General Hospital, where in 1989 he served as Chief Resident in Anesthesia. He was also a doctoral candidate in the computer science department at the Massachusetts Institute of Technology, leaving in 1990 to found the Company. Dr. Rubsamen holds an A.B. in biochemistry and computer science from the University of California, Berkeley, and an M.S. in computer science and an M.D. from Stanford University.

     R. RAY CUMMINGS has served as the Company's Vice President of Business Development since 1995. From 1994 to 1995, he served as Vice President, Business Development of Celtrix Pharmaceuticals. From 1992 to 1994, Mr. Cummings was employed as Director, Corporate Licensing of G. D. Searle and Company, a pharmaceutical company. From 1990 to 1992, he was the Director of New Business Development and Licensing of Immunex Corporation, another pharmaceutical company. Mr. Cummings holds a B.S. in biological sciences from Stanford University, an M.S. in biochemistry and molecular biology from Harvard University and an M.B.A. from University of California, Berkeley.

     MAX D. FIORE has served as the Company's Vice President of Engineering since 1994. From 1991 to 1994, Mr. Fiore served as Director of Engineering at Lifescan, Inc. From 1990 to 1991, Mr. Fiore was the IMX(TM) Business Unit Research & Development Manager for Abbott Laboratories, a pharmaceuticals and medical device company. Mr. Fiore holds a B.S.E.E. and a B.S. in engineering from Northwestern University and an M.S.E.E. in bio-medical/microprocessor-based instrument design from University of Wisconsin.

     IGOR GONDA, PH.D. has served as the Company's Vice President of Research & Development since 1995. From 1992 to 1995, Dr. Gonda was a Senior Scientist and Group Leader at Genentech, Inc., a pharmaceutical company. Prior to joining Genentech, Inc., Dr. Gonda was a Senior Lecturer in the Department of Pharmacy at University of Sydney, Australia. Dr. Gonda holds a B.Sc. in chemistry and a Ph.D. in physical chemistry from the University of Leeds, United Kingdom.

     JARED A. ANDERSON, PH.D. has been a director of the Company since 1992. Dr. Anderson manages a small portfolio of high technology investments and works closely with members of the investment banking and venture capital industry. Since 1980, Dr. Anderson has been an investment advisor to Electronic Investments Ltd., a high technology investment company. From 1980 through 1987, Dr. Anderson worked with Valid Logic Systems Incorporated as a founder, Chief Executive Officer and Chairman of the Board. Dr. Anderson holds a B.S. in physics from the University of Texas at Austin and a Ph.D. in physics from the University of California, Berkeley.

     ROSS A. JAFFE, M.D. has been a director of the Company since 1993. Since April 1993, he has been a general partner of Brentwood Associates, a venture capital investment firm, which he joined in August 1990. During the period of 1988 to 1995, Dr. Jaffe served part-time as a Clinical Instructor and Attending Physician in various clinics of the University of California, San Francisco and University of California, Irvine. Dr. Jaffe holds an A.B. in Policy Studies from Dartmouth College, an M.D. from The Johns Hopkins University School of Medicine, an M.B.A. from Stanford University and is Board Certified in internal medicine. He is also a director of several privately-held companies.

     BURTON J. MCMURTRY, PH.D. has been a director of the Company since 1992. Since July 1980, he has been a general partner of various limited partnerships that, in turn, are general partners of various Technology Venture Investors venture capital partnerships. Dr. McMurtry holds a B.A. and a B.S. in electrical engineering from Rice University and an M.S. and a Ph.D. in electrical engineering from Stanford University. He is also a director of Intuit, Inc., Edify Corporation and SpectraLink Corp.

     GORDON W. RUSSELL has been a director of the Company since 1992. He has been a general partner of Sequoia Capital, a venture capital investment partnership, since 1979. Mr. Russell holds an A.B. in history from Dartmouth College. Mr. Russell is Chairman of the Board of Overseers of the Dartmouth Medical School and is Chairman Emeritus of the Board of Trustees of the Palo Alto Medical Foundation. Mr. Russell is also a director of SangStat Medical Corp., ChemTrak Incorporated and several privately-held health care companies.

     FRED E. SILVERSTEIN, M.D. has been a director of the Company since 1996. Dr. Silverstein is a Clinical Professor of Medicine at the University of Washington, Seattle. Since 1994, he has been a partner of Frazier Management, L.L.C. He holds a B.S. from Alfred University and an M.D. from Columbia University College of Physicians and Surgeons. He is Board Certified in internal medicine and gastroenterology. Dr. Silverstein is also a director of two medical device development companies, Vision Sciences Inc. and Diametrics Medical Inc., and several privately-held companies. He holds more than 20 United States patents on a variety of medical devices.

     VIRGIL D. THOMPSON has been a director of the Company since 1995. Since January 1996, he has been the President and Chief Executive Officer and a director of Cytel Corporation, a biopharmaceutical company. From 1994 to 1996, he was President and Chief Executive Officer of Cibus Pharmaceuticals, Inc., a pharmaceutical company. From 1991 to 1993 he was President of Syntex Laboratories, Inc., a pharmaceutical company. Mr. Thompson holds a B.S. in Pharmacy from Kansas University and a J.D. from The George Washington University Law School. He is also a director of two pharmaceutical companies, Biotechnology General Corporation and Cypros Pharmaceutical Corporation.

BOARD COMMITTEES

     The Company's Board of Directors established a Compensation Committee and an Audit Committee in 1994. The Compensation Committee recommends to the Board of Directors compensation levels for officers of the Company, establishes compensation levels for non-officer employees of the Company, makes recommendations to the Board of Directors regarding stock option grants under the Company's 1992 Stock Option Plan, as amended (the "Plan"), and otherwise administers the Plan. The Audit Committee monitors the corporate financial reporting and the internal and external audits of the Company, provides the Board of Directors the results of its examinations and recommendations, outlines to the Board of Directors the improvements made, or to be made, in internal accounting controls, and nominates independent auditors.

DIRECTOR COMPENSATION

     Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Non-employee directors of the Company are eligible to receive options under the Directors' Plan. See "Management -- Benefit Plans."

LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY

     The Company's Bylaws provide that the Company will indemnify its directors, and may indemnify its officers, employees and other agents, to the fullest extent not prohibited by California law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors, officers, employees and other agents and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers.

     In addition, the Company's Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by California law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its shareholders. This provision in the Amended and Restated Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct or knowing or culpable violations of law that the director believes to be contrary to the best interests of the Company or its shareholders, for acts or omissions involving a reckless disregard for the director's duty to the Company or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Company or its shareholders, or an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, for improper transactions between the director and the Company or for improper distributions to shareholders and loans to directors and officers, or for acts or omissions by the director as an officer. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by the Company's Chief Executive Officer and the other executive officers whose combined salary and bonus for the year ended December 31, 1995 were in excess of $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL COMPENSATION
                                                                          ----------------------
                      NAME AND PRINCIPAL POSITION                         SALARY($)     BONUS($)
- ------------------------------------------------------------------------  ---------     --------
Richard P. Thompson.....................................................  $ 150,000     $30,000
President, Chief Executive Officer, Chief Financial Officer and Director
Reid M. Rubsamen, M.D...................................................  $ 120,000          --
Vice President, Medical Affairs, Secretary and Director
Max D. Fiore............................................................  $ 115,000     $15,000
Vice President, Engineering

     The compensation of R. Ray Cummings, the Company's Vice President of Business Development, and Igor Gonda, Ph.D., the Company's Vice President of Research and Development, who joined the Company after the commencement of fiscal 1995, is currently in excess of $100,000 on an annual basis.

STOCK OPTION INFORMATION

     The Company did not grant options to purchase shares of the Company's Common Stock to any of the Named Executive Officers during fiscal year 1995. Subsequent to December 31, 1995, the Named Executive Officers were granted stock options exercisable for the following number of shares of Common Stock: Richard
P. Thompson, 106,596 shares; Reid M. Rubsamen, M.D., 28,065 shares; and Max D. Fiore, 28,675 shares.

     The following table sets forth certain information concerning the number and value of unexercised stock options held as of December 31, 1995 for each of the Named Executive Officers who hold stock options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                  OPTIONS AT                AT FISCAL YEAR END
                                SHARES                          FISCAL YEAR END                   ($)(1)
                             ACQUIRED ON       VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ---------------------------  ------------   -----------   -----------   -------------   -----------   -------------
Max D. Fiore...............     -0-            -0-           78,750        -0-             15,750        -0-

- ------------------------------
(1) Based on the difference between the deemed fair market value of the securities underlying the options at December 31, 1995 (which for purposes of this table, is assumed to be $0.5667 per share) and the exercise price.

BENEFIT PLANS

     1996 Equity Incentive Plan. The Company's 1996 Equity Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors in April 1996 as an amendment and restatement of the Company's 1992 Stock Option Plan (the "1992 Plan"). There are currently 1,980,000 shares of Common Stock authorized for issuance under the Incentive Plan.

     The Incentive Plan provides for the grant of incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee-directors) and nonstatutory stock options, stock appreciation rights, restricted stock purchase awards and stock bonuses to employees (including officers and employee-directors) and consultants of the Company. The Incentive Plan is administered by the Board of Directors or a Committee appointed by the Board that determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

     The terms of stock options granted under the Incentive Plan generally may not exceed 10 years. The exercise price of options granted under the Incentive Plan is determined by the Board of Directors, provided that the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of the option grant, and the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant. Options granted under the Incentive Plan vest at the rate specified in the option agreement. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a qualified domestic relations order, provided that an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms) or in such longer period as may be determined by the Board of Directors. Options may be exercised for up to twelve months after an optionee's relationship with the Company and related corporations ceases due death or disability.

     No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

     Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the Incentive Plan. Shares subject to exercised stock appreciation rights shall not again become available for the grant of new awards.

     The Board of Directors has the authority to reprice outstanding options and stock appreciation rights and to offer optionees and holders of stock appreciation rights the opportunity to replace outstanding options and stock appreciation rights with new options or stock appreciation rights for the same or a different number of shares.

     Restricted stock purchase awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the Board of Directors. Restricted stock purchases must be at a price equal to at least 85% of the stock's fair market value on the award date, but stock bonuses may be awarded in consideration of past services without a purchase payment. Rights under a stock bonus or restricted stock bonus agreement may not be transferred other than by will, the laws of descent and distribution or a qualified domestic relations order while the stock awarded pursuant to such an agreement remains subject to the agreement. Stock appreciation rights granted under the Incentive Plan may be tandem rights, concurrent rights or independent rights.

     Upon certain changes in control of the Company, all outstanding awards under the Incentive Plan shall either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, and with respect to persons then performing services as employees, directors or consultants, the time during which such awards may be exercised shall be accelerated and the awards terminated if not exercised prior to such change in control.

     As of March 31, 1996, 980,350 shares of Common Stock had been issued upon the exercise of options granted under the 1992 Plan and the Incentive Plan, 88,689 shares were subject to outstanding options and 160,961 shares remained available for future grant. In April 1996, in connection with the amendment and restatement of the 1992 Plan, the Board of Directors approved an increase of the number of shares issuable upon conversion of the options granted under the Incentive Plan from 1,230,000 shares to 1,980,000 shares.

The Incentive Plan will terminate in April 2006 unless sooner terminated by the Board of Directors. As of March 31, 1996, no stock bonuses or restricted stock have been granted under the Incentive Plan.

     Non-Employee Directors' Stock Option Plan. In April 1996, the Board adopted the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. Subject to shareholder approval, the Directors' Plan will become effective upon effectiveness of this offering. The Directors' Plan is administered by the Board, unless the Board delegates administration to a committee of disinterested directors.

     The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 225,000. Pursuant to the terms of the Directors' Plan, each person serving as a director of the Company who is not an employee of the Company ( a "Non-Employee Director") shall upon the date such person first becomes a Non-Employee Director after the effectiveness of the initial public offering of the Company's Common Stock automatically be granted an option to purchase 7,500 shares of Common Stock. In addition, on each anniversary of the effectiveness of the initial public offering each Non-Employee Director will automatically be granted an option to purchase 7,500 shares of Common Stock (pro-rated for Non-Employee Directors with less than a full year's tenure).

     Options under the Directors' Plan will vest in four equal, quarterly installments commencing on the date of the grant of the option. The exercise price of the options granted under the Directors' Plan must equal or exceed the fair market value of the Common Stock granted on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan are generally non-transferable except pursuant to a qualified domestic relations order in beneficiary descriptions. The Directors' Plan will terminate at the direction of the Board.

     In the event of certain changes of control, options outstanding under the Plan will automatically become fully vested and will terminate if not exercised prior to such change of control.

     As of March 31, 1996, no options to purchase Common Stock have been granted pursuant to the Directors' Plan.

     1996 Employee Stock Purchase Plan. In April 1996, the Company's Board of Directors approved the 1996 Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 150,000 shares of Common Stock. The Purchase Plan is to become effective after the effectiveness of this offering. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

     Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied, on specified dates determined by the Board of Directors, to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

     In the event of certain changes of control, the Company and the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's direction.

                              CERTAIN TRANSACTIONS

     Since the beginning of 1993, the Company has sold 645,831 shares of its Series C Preferred Stock at a price of $3.60 per share, 1,854,594 shares of its Series D Preferred Stock at a price of $4.2267 per share and 2,108,452 shares of its Series E Preferred Stock at a price of $5.50 per share in a series of private financings. The Company sold the above securities pursuant to preferred stock purchase agreements on substantially similar terms (except for terms relating to date and price), under which the Company made standard representations, warranties and covenants, and which provided the purchasers thereunder with registration rights, information rights and rights of first refusal, among other provisions standard in venture capital financings. Each share of Preferred Stock will convert into one share of Common Stock upon the closing of this offering. The purchasers of the Preferred Stock included, among others, the following of 5% shareholders, directors and entities associated with directors:


                                                                SHARES OF PREFERRED STOCK
                                                                        PURCHASED
                                                            ----------------------------------
                           INVESTOR                         SERIES C     SERIES D     SERIES E
    ------------------------------------------------------  --------     --------     --------
    Lester John Lloyd(1)..................................    13,888           --           --
    Technology Venture Investors-IV, as nominee for
      various TVI funds(2)................................   208,333      358,137      282,727
    Sprout Group entities(3)..............................        --      946,372      127,272
    Sequoia Capital entities(4)...........................   208,332      199,891       45,454
    Brentwood Associates VI, L.P.(5)......................   208,333      296,964       90,909
    Frazier Healthcare II, L.P.(6)........................        --           --      636,363
    Electronic Investments Ltd.(7)........................        --           --      172,728
    David S. Rubsamen, M.D.(8)............................        --           --        3,000


- ------------------------------
(1) Lester John Lloyd is the Chairman of the Company's Board of Directors. Mr. Lloyd transferred all of such shares on October 21, 1995.

(2) Burton J. McMurtry, Ph.D., a director of the Company, is a general partner of TVI Management-4, L.P., the General Partner of Technology Venture Investors-IV.

(3) Represents 329,688 shares of Series D Preferred Stock and 44,437 shares of Series E Preferred Stock held by Sprout Capital VI, L.P., 76,351 shares of Series E Preferred Stock purchased by Sprout Capital VII, L.P. and 616,684 shares of Series D Preferred Stock and 6,484 shares of Series E Preferred Stock purchased by DLJ Capital Corporation. DLJ Capital Corporation ("DLJ") is the Managing General Partner of Sprout Capital VI, L.P. and Sprout Capital VII, L.P. DLJ transferred 564,472 shares of the Series D Preferred Stock to Sprout Capital VII, L.P. on August 15, 1995.

(4) Represents 193,750 shares of Series C Preferred Stock, 186,138 shares of Series D Preferred Stock and 42,273 shares of Series E Preferred Stock purchased by Sequoia Capital V, 8,332 shares of Series C Preferred Stock purchased by Sequoia XXIII, 6,250 shares of Series C Preferred Stock, 5,757 shares of Series D Preferred Stock and 1,363 shares of Series E Preferred Stock purchased by Sequoia Technology Partners V and 7,996 shares of Series D Preferred Stock and 1,818 shares of Series E Preferred Stock purchased by Sequoia XXIV. Gordon W. Russell, a director of the Company, is a general partner of Sequoia Technology Partners V and Sequoia Partners F.R., the General Partner of Sequoia Capital V, and an investment advisor of Sequoia XXIII and Sequoia XXIV.

(5) Ross A. Jaffe, M.D., a director of the Company, is a general partner of Brentwood VI Ventures, L.P., the General Partner of Brentwood Associates VI, L.P.

(6) Fred E. Silverstein, M.D., a director of the Company, is a member of Frazier Management L.L.C.

(7) Jared A. Anderson, Ph.D., a director of the Company, is an Attorney-in-Fact for Electronic Investments Ltd.

(8) Reid M. Rubsamen, M.D., Vice President of Medical Affairs, Secretary and a director of the Company, is the son of David S. Rubsamen, M.D.

     In July 1994, The Company issued certain warrants to purchase shares of the Company's Preferred Stock to Brentwood Associates VI, L.P., Technology Venture Investors-IV, as nominee for various TVI funds, Sequoia Capital V and Sequoia XXIV pursuant to a note and warrant purchase agreement, which warrants are exercisable for an aggregate of 88,719 shares of Series D Preferred Stock. See "Description of Capital Stock." Pursuant to such note and warrant purchase agreement, the Company also issued to Brentwood Associates VI, L.P., Technology Venture Investors-IV, as nominee for various TVI funds, Sequoia Capital V and Sequoia XXIV promissory notes in the aggregate principal amount of $1,499,999, which notes accrued interest at the rate of 5.63% per annum and were convertible into shares of the Company's Series D Preferred Stock. In December 1994, the outstanding balance of each such note, representing an aggregate of $1,532,622, was converted into an aggregate of 362,607 shares of the Company's Series D Preferred Stock.


     In May 1994, the Company issued and sold to Richard P. Thompson, President, Chief Executive Officer, Chief Financial Officer and a director of the Company, an aggregate of 225,000 shares of its Common Stock for an aggregate purchase price of $82,500, payable pursuant to a secured promissory note bearing interest at the rate of 7% per annum, with accrued but unpaid interest due and payable annually and the principal and remaining interest due and payable on July 1, 1999. The largest aggregate amount of Mr. Thompson's indebtedness to the Company during fiscal 1995 was $87,009. The outstanding balance of the loan to Mr. Thompson was $85,886 as of March 31, 1996.

     In May 1995, the Company issued and sold to R. Ray Cummings, Vice President of Business Development of the Company, an aggregate of 67,500 shares of its Common Stock for an aggregate purchase price of $29,250, payable pursuant to a secured promissory note bearing interest at the rate of 7.12% per annum, with accrued but unpaid interest due and payable annually and the principal and remaining interest due and payable on July 1, 2000. In May 1995, the Company loaned Mr. Cummings $53,235 pursuant to a Promissory Note Secured by Deed of Trust, with the principal and 6% interest due and payable on February 7, 2001. The largest aggregate amount of Mr. Cummings' indebtedness to the Company during fiscal 1995 was $85,722. The aggregate outstanding balance of the loans to Mr. Cummings was $88,749 as of March 31, 1996.

     In September 1995, the Company granted an option to purchase 150,000 shares of the Company's Common Stock with an exercise price of $0.4333 per share to Igor Gonda, Ph.D., Vice President of Research and Development of the Company. In December 1995, Dr. Gonda exercised such option for an aggregate exercise price of $65,000, with $6,500 paid in cash and the remaining $58,500 payable pursuant to a secured promissory note bearing interest at the rate of 5.73% per annum, with the principal and accrued but unpaid interest due and payable on December 27, 2000. In October 1995, the Company loaned Dr. Gonda $90,000 pursuant to a promissory note which is interest-free as long as Dr. Gonda is employed by the Company. The principal amount of the note will be due and payable in October 1998. The largest aggregate amount of Dr. Gonda's indebtedness to the Company during fiscal 1995 was $148,538. The aggregate outstanding balance of the loans to Dr. Gonda was $149,390 as of March 31, 1996.

     The Company believes that the foregoing transactions were in its best interests. As a matter of policy these transactions were, and all future transactions between the Company and any of its officers, directors or principal shareholders will be, approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of its Common Stock as of March 31, 1996, assuming the conversion of all shares of Preferred Stock into shares of Common Stock and as adjusted to reflect the sale of Common Stock offered by the Company hereby for (i) each shareholder who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each Named Executive Officer of the Company and certain other executive officers; (iii) each director of the Company; and (iv) all directors and executive officers of the Company as a group.


                                                             SHARES          PERCENT BENEFICIALLY
                                                          BENEFICIALLY             OWNED(1)
                                                            OWNED(1)       ------------------------
                                                          ------------      BEFORE         AFTER
            NAME AND ADDRESS OF BENEFICIAL OWNER             NUMBER        OFFERING     OFFERING(2)
    ----------------------------------------------------  ------------     --------     -----------
    Burton J. McMurtry, Ph.D.(3)........................     1,231,354       16.2%          12.0%
    Technology Venture Investors-IV
    2480 Sand Hill Road, Suite 101
    Menlo Park, CA 94025
    Kathleen D. LaPorte(4)..............................     1,073,645       14.2%          10.5%
    Sprout Group
    3000 Sand Hill Road
    Building 4, Suite 270
    Menlo Park, CA 94025
    Gordon W. Russell(5)................................       835,833       11.0%           8.2%
    Sequoia Capital
    3000 Sand Hill Road
    Building 4, Suite 280
    Menlo Park, CA 94025
    Fred E. Silverstein, M.D.(6)........................       636,363        8.4%           6.2%
    Frazier & Company
    Two Union Square
    601 Union Street, Suite 2110
    Seattle, WA 98101
    Ross A. Jaffe, M.D.(7)..............................       610,265        8.1%           6.0%
    Brentwood Associates VI, L.P.
    2730 Sand Hill Road, Suite 250
    Menlo Park, CA 94025
    Jared A. Anderson, Ph.D.(8).........................       433,843        5.7%           4.2%
    Electronic Investments Ltd.
    140 Sunrise Drive
    Woodside, CA 94062
    Richard P. Thompson.................................       331,596        4.4%           3.3%
    Reid M. Rubsamen, M.D...............................       328,065        4.3%           3.2%
    Igor Gonda, Ph.D. ..................................       150,000        2.0%           1.5%
    Lester John Lloyd(9)................................       107,866        1.4%           1.1%
    Max D. Fiore........................................       106,825        1.4%           1.0%
    R. Ray Cummings.....................................        71,857          *              *
    Virgil D. Thompson(10)..............................        12,000          *              *
    All directors and executive officers as a group
      (12 persons)......................................     4,855,807       62.9%          45.3%


- ------------------------------
  *  Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 7,568,410 shares of

     Common Stock outstanding as of March 31, 1996 and 10,068,410 shares of Common Stock outstanding after completion of this offering.

 (2) Assumes no exercise of the Underwriters' over-allotment option to purchase up to an aggregate of 375,000 shares of Common Stock from the Company.

 (3) Represents 1,194,024 shares held by Technology Venture Investors-IV, as nominee for various TVI funds, and a warrant to purchase 37,330 shares held by Technology Venture Investors-IV. Mr. McMurtry, a director of the Company, is a general partner of TVI Management-4, L.P., the General Partner of Technology Venture Investors-IV, and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. McMurtry disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares arising from his interest in the entities referred to herein.


 (4) Represents 640,823 shares held by Sprout Capital VII, L.P. ("Sprout VII"), 374,125 shares held by Sprout Capital VI, L.P. ("Sprout VI") and 58,696 shares held by DLJ Capital Corporation ("DLJ"), the Managing General Partner of both Sprout VII and Sprout VI. Ms. LaPorte is a general partner of DLJ Associates VII, L.P. and DLJ Associates VI, L.P., the general partners of Sprout VII and Sprout VI, respectively, and an Attorney-in-Fact for DLJ, and, as such, may be deemed to have voting and investment power with respect to such shares. Ms. LaPorte disclaims beneficial ownership of such shares except to the extent of her pecuniary interest in such shares arising from her interest in the entities referred to herein.


 (5) Represents 732,506 shares held by Sequoia Capital V, 34,059 shares held by Sequoia Technology Partners V, 13,792 shares held by Sequoia XXII, 9,814 shares held by Sequoia XXIV, 8,332 shares held by Sequoia XXIII and warrants to purchase 35,838 shares held by Sequoia Capital V and 1,492 shares held by Sequoia XXIV. Mr. Russell, a director of the Company, is a general partner of Sequoia Technology Partners V and Sequoia Partners F.R., the General Partner of Sequoia Capital V, and an investment advisor of Sequoia XXII, Sequoia XXIII and Sequoia XXIV, and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Russell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares arising from his interest in the entities referred to herein.

 (6) Represents 636,363 shares held by Frazier Healthcare II, L.P. Dr. Silverstein, a director of the Company, is a member of Frazier Management, L.L.C., the Managing Member of FHM II, L.L.C., the General Partner of Frazier Healthcare II, L.P., and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Silverstein disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares arising from his interest in Frazier Healthcare II, L.P.

 (7) Represents 596,206 shares held by Brentwood Associates VI, L.P. and a warrant to purchase 14,059 shares held by Brentwood Associates VI, L.P. Dr. Jaffe, a director of the Company, is a general partner of Brentwood VI Ventures, L.P., the General Partner of Brentwood Associates VI, L.P., and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Jaffe disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares arising from his interest in the entities referred to herein.

 (8) Represents 406,257 shares held by Electronic Investments Ltd. and a warrant to purchase 27,586 shares held by Electronic Investments Ltd. Dr. Anderson, a director of the Company, is an Attorney-in-Fact for Electronic Investments Ltd., and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Anderson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest arising from his interest in Electronic Investments Ltd.


 (9) Represents 71,660 shares held by Mr. Lloyd, 8,620 shares held by The Lloyd Trust and a warrant to purchase 27,586 shares held by Mr. Lloyd. Mr. Lloyd, Chairman of the Board of Directors of the Company, is Trustee of The Lloyd Trust and, as such, may be deemed to have shared voting and investment power with respect to the shares held by The Lloyd Trust. Mr. Lloyd disclaims beneficial ownership of such shares except to the extent of his pecuniary interest arising from his interest in such entity. Mr. Lloyd is an investment advisor of Farm Street Investments Ltd. and disclaims beneficial ownership of the 293,822 shares held by Farm Street Investments Ltd.


(10) Represents 12,000 shares subject to an option exercisable within 60 days of March 31, 1996.

                          DESCRIPTION OF CAPITAL STOCK

     Following the closing of the sale of the shares offered hereby, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, without par value, and 5,000,000 shares of Preferred Stock, without par value. The following summaries of certain provisions of the Common Stock and Preferred Stock do not purport to be complete and are subject to, and qualified by, the provisions of the Company's Amended and Restated Articles of Incorporation, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by applicable law.

COMMON STOCK

     As of March 31, 1996, there were 7,568,410 shares of Common Stock outstanding that were held of record by approximately 65 shareholders, after giving effect to the conversion of the Company's Series A, Series B, Series C, Series D and Series E Preferred Stock into Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, except that upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. The Company's Amended and Restated Articles of Incorporation provide that the ability of the shareholders to cumulate their votes in the election of directors shall be eliminated on and after the Company becomes a "listed corporation" as defined in Section 301.5 of the California Corporations Code. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Effective following the closing of this offering, the Company will be authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors will have the authority to issue the undesignated Preferred Stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption prices, liquidation preferences, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any shares of Preferred Stock.

WARRANTS

     In March 1992 and July 1992, the Company issued warrants to purchase shares of Preferred Stock of the Company to Electronic Investments, Ltd. and Lester John Lloyd, the Chairman of the Company's Board of Directors, respectively, with the exercise price of such warrant and number of shares of Preferred Stock covered by such warrant to be based upon the price per share of Preferred Stock subsequently issued by the Company. Currently, each such warrant is exercisable for 27,586 shares of the Company's Series E Preferred Stock and becomes exercisable for Common Stock immediately prior to the closing of this offering at an exercise price of $1.45 per share. The warrants include a net exercise provision and expire on June 30, 1997.

     In August 1992, the Company issued a warrant to purchase 15,000 shares of Series A Preferred Stock at an exercise price of $1.6667 per share to Professional Liability Newsletter Trust Fund, David S. Rubsamen, M.D., TTEE. The warrant includes a net exercise provision and expires on the earlier to occur of the closing of this offering of the Company's Common Stock or August 31, 1996.

     In July 1994, pursuant to a note and warrant purchase agreement, the Company issued warrants to purchase certain shares of Preferred Stock of the Company to Brentwood Associates VI, L.P., Technology Venture Investors-IV, Sequoia Capital V and Sequoia XXIV, with the exercise price of such warrants and the number of shares covered by such warrants to be based upon the price per share of Preferred Stock subsequently issued by the Company. Currently, the warrants held by Brentwood Associates VI, L.P., Technology Venture Investors-IV, as nominee for various TVI funds, Sequoia Capital V and Sequoia XXIV are exercisable for 14,059 shares, 37,330 shares, 35,838 shares and 1,492 shares of Series D Preferred Stock, respectively, at an exercise price of $4.2267 per share. The warrants include a net exercise provision and expire on the earlier to occur of the closing of this offering of the Company's Common Stock or June 30, 1999.

     In June 1995, the Company issued a warrant to purchase 37,500 shares of the Company's Series D Preferred Stock at an exercise price of $4.2267 per share to Comdisco, Inc. The warrant includes a net exercise provision and expires on the earlier to occur of two years from the effective date of this offering or June 9, 2005.

REGISTRATION RIGHTS

     Pursuant to an agreement between the Company and the holders (or their permitted transferees) of approximately 6,382,339 shares of Common Stock ("Holders"), the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). If the Company proposes to register its Common Stock, subject to certain exceptions, under the Securities Act, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein, provided that the managing underwriters have the right to limit the number of such shares included in the registration. The Company has provided the Holders with notice of the registration and the Holders have waived their registration right with respect to this offering. In addition, certain of the Holders may require the Company, at its expense on no more than two occasions, to file a registration statement under the Securities Act with respect to their shares of Common Stock. Such rights may not be exercised until 180 days after the completion of this offering. Further, certain Holders may require the Company at its expense to register their shares on no more than four occasions on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. All such rights expire on the fifth anniversary of completion of this offering.

CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS

     The Company's Bylaws (i) provide that only a majority of the members of the Board of Directors in office, although less than a quorum, may elect directors to fill vacancies created either by resignation, death, disqualification, removal or by an increase in the size of the Board of Directors and (ii) require advance notice by a shareholder of a proposal or director nomination that such shareholder desires to present at the annual meeting. In addition, the Company's Amended and Restated Articles of Incorporation (i) prohibit shareholder actions by written consent, (ii) eliminate automatically on and after the Company becomes a "listed corporation" as defined in Section 301.5 of the California Corporations Code the ability of the shareholders to cumulate votes in the election of directors and (iii) provide that the Bylaws of the Company may only be amended by the Board of Directors or two-thirds of the Company's outstanding voting stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

     The First National Bank of Boston has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering and assuming no exercise of options and warrants outstanding as of March 31, 1996 and no exercise of the Underwriters' over-allotment option, the Company will have outstanding 10,068,410 shares of Common Stock. Of these shares, the 2,500,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Affiliates"), which shares will be subject to the resale limitations of Rule 144. The remaining 7,568,410 shares of Common Stock held by existing shareholders (the "Restricted Shares") were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration such as Rules 144, 144(k), or 701 under the Securities Act, which are summarized below.


     In the absence of the restrictions contained in the agreements not to sell described below, approximately 234,759 of these Restricted Shares will be eligible for sale in the public market upon the date of this offering pursuant to Rule 144(k). In the absence of the restrictions contained in the agreements not to sell described below, approximately 3,269,578 additional Restricted Shares will be eligible for sale beginning 90 days after the date of this offering pursuant to Rule 144 and Rule 701. Holders of approximately 7,139,268 of the Restricted Shares are subject to agreements not to sell or otherwise transfer their shares for a period of 180 days following the date of this offering (the "Lock-up Shares"). Of such Lock-up Shares, 3,311,559 will become available for sale in the public market 180 days after the date of this offering, although 1,810,083 of the Lock-up Shares will still be subject to certain volume and other restrictions on resale under Rule 144 at the expiration of such 180-day period. Cowen & Company may, in its sole discretion and at any time without notice, release any or all of the holders of the Lock-up Shares from any or all of their obligations under their respective agreements not to sell.

     As of March 31, 1996, there were 88,689 shares of Common Stock issuable upon exercise of outstanding options. The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Option Plan, thus permitting the sale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing. Upon effectiveness of such registration statement, holders of vested options to purchase approximately 46,516 shares will be entitled to exercise such options and immediately sell such shares. Holders of all of these option shares have entered into agreements not to sell any shares of Common Stock received upon exercise of such options for 180 days following the date of this offering. Cowen & Company, in its sole discretion and at any time without notice, may release any or all of such option holders from any or all of their obligations under their respective agreements not to sell.

     In addition, as of March 31, 1996, there were 196,391 shares of Common Stock issuable upon the exercise of outstanding warrants. Of such shares, an aggregate of 136,937 shares will be outstanding as of the completion of this offering, assuming the net exercise of all such warrants based on a public offering price of $12.00 per share. The holders of warrants covering 112,641 shares issuable upon net exercise of such warrants are subject to agreements not to sell or otherwise dispose their shares for a period of 180 days following the date of this offering. The shares issuable upon the exercise of such warrants will become available for sale in the public market 180 days after the date of this offering, although such shares will still be subject to certain volume and other restrictions on resale under Rule 144 at the expiration of such 180-day period. Cowen & Company may, in its sole discretion and at any time without notice, release any or all of the holders of the Lock-up Shares from any or all of their obligations under their respective agreements not to sell.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 100,700 shares immediately after this offering) or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

     An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As described herein, only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their representatives, Cowen & Company, Oppenheimer & Co., Inc. and Invemed Associates, Inc., have severally agreed to purchase from the Company the following respective number of shares at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                                 NUMBER
                                                                                   OF
                                       NAME                                      SHARES
    --------------------------------------------------------------------------  ---------
    Cowen & Company...........................................................
    Oppenheimer & Co., Inc....................................................
    Invemed Associates, Inc...................................................
                                                                                ---------
              Total...........................................................  2,500,000
                                                                                =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $          per share. The Underwriters may allow and such dealers may
re-allow a concession not in excess of $          per share to certain other
dealers. The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. After the initial public offering of the shares, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the initial public offering price, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus, to cover over-allotments, if any. If the Underwriters exercise such over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them shown in the foregoing table bears to the total number of shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The Company's officers and directors and certain other shareholders of the Company holding in the aggregate approximately 7,139,268 shares of Common Stock have agreed that they will not, without the prior written consent of Cowen & Company, offer, sell or otherwise dispose of any shares of Common Stock, options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period commencing on the effective date of the Registration Statement. In addition, the Company has agreed that it will not, without the prior written consent of Cowen & Company, offer, sell or otherwise dispose of any shares of Common Stock, options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock during such 180-day period except in certain limited circumstances.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.


     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. The factors considered in determining the initial public offering price will be prevailing market and economic conditions, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, San Francisco, California ("Cooley Godward"). As of the date of this Prospectus, members of Cooley Godward held an aggregate of 36,570 shares of Common Stock. Pillsbury Madison & Sutro LLP, San Francisco, California, is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1994 and 1995, and for the years ended December 31, 1994 and 1995 and for the period from January 30, 1991 (inception) through December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The financial statements for the period from January 30, 1991 (inception) through December 31, 1993 include total revenues and net loss of $0 and $2.9 million, respectively. The opinion of Ernst & Young LLP on the statements of operations, shareholders' equity, and cash flows for the period from January 30, 1991 (inception) through December 31, 1995, insofar as it relates to amounts for periods ended through December 31, 1993, is based solely on the report of other auditors.

     The financial statements of the Company for the year ended December 31, 1993 appearing in this Prospectus and Registration Statement have been audited by Bregante + Company LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     At a meeting held on March 14, 1995, the Board of Directors of the Company approved the engagement of Ernst & Young LLP as its independent auditors for the fiscal year ending December 31, 1994. Prior to the engagement of Ernst & Young LLP, Bregante + Company LLP served as independent auditors of the Company. The Audit Committee of the Board of Directors approved the change in auditors on that date.

     The report of Bregante + Company LLP on the Company's financial statements for the year ended December 31, 1993 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     In connection with the audit of the Company's financial statements for the fiscal year ended December 31, 1993, there were no disagreements with Bregante + Company LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Bregante + Company LLP, would have caused Bregante + Company LLP to make reference to the matter in their report.

                             ADDITIONAL INFORMATION


     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference; provided, however, that each such statement includes all of the material elements of such document or contract. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

                              ARADIGM CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Report of Ernst & Young LLP, Independent Auditors.....................................    F-2
Report of Bregante + Company LLP, Independent Auditors................................    F-3
Financial Statements
Balance Sheets........................................................................    F-4
Statements of Operations..............................................................    F-5
Statement of Shareholders' Equity.....................................................    F-6
Statements of Cash Flows..............................................................    F-7
Notes to Financial Statements.........................................................    F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Aradigm Corporation

     We have audited the accompanying balance sheets of Aradigm Corporation (a development stage company) as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity, and cash flows for the years then ended and for the period from January 30, 1991 (inception) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the year ended December 31, 1993 and for the period from January 30, 1991 (inception) through December 31, 1993, were audited by other auditors whose report dated February 22, 1994 expressed an unqualified opinion on those statements. The financial statements for the period from January 30, 1991 (inception) through December 31, 1993 include total revenues and net loss of $0 and $2.9 million, respectively. Our opinion on the statements of operations, shareholders' equity, and cash flows for the period from January 30, 1991 (inception) through December 31, 1995, insofar as it relates to amounts for periods ended through December 31, 1993, is based solely on the report of other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Aradigm Corporation (a development stage company) at December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended and for the period from January 30, 1991 (inception) through December 31, 1995, in conformity with generally accepted accounting principles.

Palo Alto, California
February 23, 1996, except Note 8
as to which the date is             , 1996
- --------------------------------------------------------------------------------
The foregoing report is in the form that will be signed upon completion of the stock split as described in Note 8 to the financial statements.

                                                               ERNST & YOUNG LLP

Palo Alto, California

June 6, 1996

             REPORT OF BREGANTE + COMPANY LLP, INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Aradigm Corporation

     We have audited the accompanying statements of operations, shareholders' equity and cash flows of Aradigm Corporation (a Company in the development stage) for the year ended December 31, 1993 and for the period from inception (January 30, 1991) through December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Aradigm Corporation for the year ended December 31, 1993 and for the period from inception (January 30, 1991) through December 31, 1993, in conformity with generally accepted accounting principles.

                                          Bregante + Company LLP


San Francisco, California
February 22, 1994

                              ARADIGM CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                                                (UNAUDITED)
                                                    DECEMBER 31,                                 PRO FORMA
                                            ----------------------------      MARCH 31,        SHAREHOLDERS'
                                               1994             1995             1996            EQUITY AT
                                            -----------     ------------     ------------        MARCH 31,
                                                                                                    1996
                                                                             (UNAUDITED)      ----------------
                                                                                                  (NOTE 8)
ASSETS

Current assets:
  Cash and cash equivalents...............  $ 6,086,912     $ 12,117,355     $ 10,779,461
  Contract receivable.....................           --          260,000               --
  Other current assets....................       35,793           74,127           80,361
                                            -----------     ------------     ------------
          Total current assets............    6,122,705       12,451,482       10,859,822
Property and equipment, net...............      212,472          636,351          720,371
Notes receivable from officers............           --          150,444          162,147
Other assets..............................        8,320           68,099           75,063
                                            -----------     ------------     ------------
          Total assets....................  $ 6,343,497     $ 13,306,376     $ 11,817,403
                                            ===========     ============     ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................  $   215,999     $    243,302     $    246,820
  Accrued compensation....................      167,829          217,643          204,355
  Deferred revenue........................           --          230,000          143,750
  Current portion of capital lease
     obligations..........................           --          167,003          212,247
                                            -----------     ------------     ------------
          Total current liabilities.......      383,828          857,948          807,172
Noncurrent portion of capital lease
  obligations.............................           --          327,407          411,237
Commitments
Shareholders' equity:
  Preferred stock, no par value, issuable
     in series; 10,000,000 shares
     authorized (5,000,000 pro forma);
     issued and outstanding shares, all of
     which are convertible:
     1994 -- 3,503,458; 1995 and
     1996 -- 5,611,910; pro forma -- none;
     aggregate liquidation preference of
     $25,284,342 at December 31, 1995 and
     March 31, 1996.......................   12,565,893       24,119,060       24,119,060       $           --
  Common stock, no par value, 20,000,000
     shares authorized (40,000,000 pro
     forma); issued and outstanding
     shares: 1994 -- 936,679;
     1995 -- 1,327,025; 1996 -- 1,956,500;
     pro forma -- 7,568,410...............      114,021          267,158          789,965           24,909,025
  Notes receivable from shareholders......      (84,480)        (196,664)        (400,821)            (400,821)
  Deferred compensation...................           --               --         (232,929)            (232,929)
  Deficit accumulated during the
     development stage....................   (6,635,765)     (12,068,533)     (13,676,281)         (13,676,281)
                                            -----------     ------------     ------------         ------------
          Total shareholders' equity......    5,959,669       12,121,021       10,598,994       $   10,598,994
                                                                                                  ============
                                            -----------     ------------     ------------
          Total liabilities and
            shareholders' equity..........  $ 6,343,497     $ 13,306,376     $ 11,817,403
                                            ===========     ============     ============


                            See accompanying notes.

                              ARADIGM CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                    PERIOD FROM                                    PERIOD FROM
                                                                  JANUARY 30, 1991                               JANUARY 30, 1991
                                                                    (INCEPTION)            THREE MONTHS            (INCEPTION)
                               YEARS ENDED DECEMBER 31,               THROUGH             ENDED MARCH 31,            THROUGH
                        ---------------------------------------     DECEMBER 31,     -------------------------      MARCH 31,
                           1993          1994          1995             1995            1995          1996             1996
                        -----------   -----------   -----------   ----------------   -----------   -----------   ----------------
                                                                                            (UNAUDITED)            (UNAUDITED)
Contract revenues.....  $        --   $   125,000   $   155,000     $    280,000     $   125,000   $    86,250     $    366,250
Expenses:
  Research and
    development.......      926,116     2,197,708     3,440,181        7,302,526         734,424     1,239,185        8,541,711
  General and
    administrative....      741,358     1,664,596     2,333,372        5,231,673         584,181       591,143        5,822,816
                        -----------   -----------   -----------     ------------     -----------   -----------     ------------
Total expenses........    1,667,474     3,862,304     5,773,553       12,534,199       1,318,605     1,830,328       14,364,527
                        -----------   -----------   -----------     ------------     -----------   -----------     ------------
Loss from
  operations..........   (1,667,474)   (3,737,304)   (5,618,553)     (12,254,199)     (1,193,605)   (1,744,078)     (13,998,277)
Interest income.......       13,342        38,050       205,863          264,811          73,889       147,213          412,024
Interest expense......         (477)      (33,423)      (20,078)         (79,145)             --       (10,883)         (90,028)
                        -----------   -----------   -----------     ------------     -----------   -----------     ------------
Net loss..............  $(1,654,609)  $(3,732,677)  $(5,432,768)    $(12,068,533)    $(1,119,716)  $(1,607,748)    $(13,676,281)
                        ===========   ===========   ===========     ============     ===========   ===========     ============
Pro forma net loss per
  share...............                              $     (0.76)                                   $     (0.21)
                                                    ===========                                    ===========
Shares used in
  computing pro forma
  net loss per
  share...............                                7,195,556                                      7,509,576
                                                    ===========                                    ===========


                            See accompanying notes.

                              ARADIGM CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF SHAREHOLDERS' EQUITY
        PERIOD FROM JANUARY 30, 1991 (INCEPTION) THROUGH MARCH 31, 1996

                                                                                                       DEFICIT
                                                                          NOTES                      ACCUMULATED
                          PREFERRED STOCK           COMMON STOCK        RECEIVABLE                    DURING THE        TOTAL
                      -----------------------   --------------------       FROM         DEFERRED     DEVELOPMENT    SHAREHOLDERS'
                       SHARES       AMOUNT       SHARES      AMOUNT    SHAREHOLDERS   COMPENSATION      STAGE          EQUITY
                      ---------   -----------   ---------   --------   ------------   ------------   ------------   -------------
Balances at January
  30, 1991
  (inception).......         --   $        --          --   $     --    $       --     $       --    $        --    $         --
  Issuance of common
    stock in
    exchange for
    equipment and
    cash at $0.03
    and $0.05, per
    share,
    respectively....         --            --     805,400     30,270            --             --             --          30,270
  Issuance of Series
    A convertible
    preferred stock
    for cash at
    $0.67 per
    share...........    149,594        99,730          --         --            --             --             --          99,730
  Net loss..........         --            --          --         --            --             --       (416,551 )      (416,551 )
                                                                                --             --
                       --------    ----------     -------    -------                                 ------------    -----------
Balances at December
  31, 1991..........    149,594        99,730     805,400     30,270            --             --       (416,551 )      (286,551 )
  Issuance of common
    stock for cash
    at $0.05 and
    $0.10 per
    share...........         --            --      97,500      5,625            --             --             --           5,625
  Issuance of Series
    A convertible
    preferred stock
    for cash and in
    exchange for
    cancellation of
    indebtedness at
    $0.67 per
    share...........     49,998        33,332          --         --            --             --             --          33,332
  Issuance of Series
    B convertible
    preferred stock
    for cash and in
    exchange for
    cancellation of
    indebtedness at
    $2.90 per share,
    net of issuance
    costs of
    $9,129..........    803,441     2,320,862          --         --            --             --             --       2,320,862
  Net loss..........         --            --          --         --            --                      (831,928 )      (831,928 )
                                                                                --             --
                       --------    ----------     -------    -------                                 ------------    -----------
Balances at December
  31, 1992..........  1,003,033     2,453,924     902,900     35,895            --             --     (1,248,479 )     1,241,340
  Issuance of Series
    C convertible
    preferred stock
    for cash and in
    exchange for
    cancellation of
    indebtedness at
    $3.60 per share,
    net of issuance
    costs of
    $16,673.........    645,831     2,308,331          --         --            --             --             --       2,308,331
  Repurchase of
    common stock at
    $0.03 per
    share...........         --            --    (197,221)    (6,574)           --             --             --          (6,574 )
  Net loss..........         --            --          --         --            --             --     (1,654,609 )    (1,654,609 )
                                                                                --             --
                       --------    ----------     -------    -------                                 ------------    -----------
Balances at December
  31, 1993..........  1,648,864     4,762,255     705,679     29,321            --             --     (2,903,088 )     1,888,488
  Issuance of common
    stock in
    exchange for
    notes receivable
    at $0.37 per
    share...........         --            --     231,000     84,700       (84,700)            --             --              --
  Repayment of notes
    receivable......         --            --          --         --           220             --             --             220
  Issuance of Series
    D convertible
    preferred stock
    for cash and in
    exchange for
    cancellation of
    indebtedness and
    accrued interest
    at $4.23 per
    share, net of
    issuance costs
    of $35,195......  1,854,594     7,803,638          --         --            --             --             --       7,803,638
  Net loss..........         --            --          --         --            --             --     (3,732,677 )    (3,732,677 )
                                                                                --             --
                       --------    ----------     -------    -------                                 ------------    -----------
Balances at December
  31, 1994..........  3,503,458    12,565,893     936,679    114,021       (84,480)            --     (6,635,765 )     5,959,669
  Issuance of common
    stock in
    exchange for
    cash and a note
    receivable at
    $0.33, $0.37 and
    $0.43 per
    share...........         --            --     397,375    155,714      (142,544)            --             --          13,170
  Repurchase of
    common stock at
    $0.37 per
    share...........         --            --      (7,029)    (2,577)        2,577             --             --              --
  Repayments of
    notes
    receivable......         --            --          --         --        27,783             --             --          27,783
  Issuance of Series
    E convertible
    preferred stock
    for cash at
    $5.50 per share,
    net of issuance
    costs of
    $43,347.........  2,108,452    11,553,167          --         --            --             --             --      11,553,167
  Net loss..........         --            --          --         --            --             --     (5,432,768 )    (5,432,768 )
                                                                                --             --
                       --------    ----------     -------    -------                                 ------------    -----------
Balances at December
  31, 1995..........  5,611,910    24,119,060   1,327,025    267,158      (196,664)            --    (12,068,533 )    12,121,021
  Issuance of common
    stock in
    exchange for
    cash and notes
    receivable at
    $0.10 to $0.57
    per share
    (unaudited).....         --            --     629,475    256,878      (204,157)            --             --          52,721
  Deferred
    compensation
    (unaudited).....         --            --          --    265,929            --       (265,929)            --              --
  Amortization of
    deferred
    compensation
    (unaudited).....         --            --          --         --            --         33,000             --          33,000
  Net loss
    (unaudited).....         --            --          --         --            --             --     (1,607,748 )    (1,607,748 )
                                                                                --             --
                       --------    ----------     -------    -------                                 ------------    -----------
Balances at March
  31, 1996
  (unaudited).......  5,611,910   $24,119,060   1,956,500   $789,965    $ (400,821)    $ (232,929)   $(13,676,281)  $ 10,598,994
                       ========    ==========     =======    =======            ==             ==    ============    ===========


                            See accompanying notes.

                              ARADIGM CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                    PERIOD FROM                                    PERIOD FROM
                                                                  JANUARY 30, 1991                               JANUARY 30, 1991
                                                                    (INCEPTION)      THREE MONTHS ENDED MARCH      (INCEPTION)
                               YEARS ENDED DECEMBER 31,               THROUGH                   31,                  THROUGH
                        ---------------------------------------     DECEMBER 31,     -------------------------      MARCH 31,
                           1993          1994          1995             1995            1995          1996             1996
                        -----------   -----------   -----------   ----------------   -----------   -----------   ----------------
                                                                                            (UNAUDITED)            (UNAUDITED)
CASH FLOWS USED IN
  OPERATING ACTIVITIES
Net loss..............  $(1,654,609)  $(3,732,677)  $(5,432,768)    $(12,068,533)    $(1,119,716)  $(1,607,748)    $(13,676,281)
ADJUSTMENTS TO
  RECONCILE NET LOSS
  TO NET CASH USED IN
  OPERATING
  ACTIVITIES:
  Depreciation and
    amortization......       31,470        87,678       192,495          329,756          52,215        81,598          411,354
  Amortization of
    deferred
    compensation......           --            --            --               --              --        33,000           33,000
  Accrued interest on
    note exchanged for
    preferred stock...           --        32,622            --           32,622              --            --           32,622
  Loss on disposal of
    property and
    equipment.........           --            --        18,467           37,666              --            --           37,666
  Loss on
    sale-leaseback
    transaction.......           --            --        95,294           95,294              --            --           95,294
    CHANGES IN
      OPERATING ASSETS
      AND LIABILITIES:
      Contract
        receivable....           --            --      (260,000)        (260,000)       (125,000)      260,000               --
      Other current
        assets........       (4,697)      (20,237)      (38,334)         (74,127)         18,186        (6,234)         (80,361)
      Other assets....       17,184        (5,520)      (59,779)         (68,099)             --        (6,964)         (75,063)
      Accounts
        payable.......       98,852        87,824        27,303          243,302         417,434         3,518          246,820
      Accrued
       compensation...      (25,138)      129,103        49,814          217,643         (46,672)      (13,288)         204,355
      Deferred
        revenue.......           --            --       230,000          230,000              --       (86,250)         143,750
                        -----------   -----------   -----------     ------------     -----------   ------------   -------------
Net cash used in
  operating
  activities..........   (1,536,938)   (3,421,207)   (5,177,508)     (11,284,476)       (803,553)   (1,342,368)     (12,626,844)
                        -----------   -----------   -----------     ------------     -----------   ------------   -------------
CASH FLOWS USED IN
  INVESTING ACTIVITIES
Capital
  expenditures........      (82,957)     (195,077)     (535,230)        (884,161)       (535,967)      (16,324)        (900,485)
                        -----------   -----------   -----------     ------------     -----------   ------------   -------------
CASH FLOWS PROVIDED BY
  FINANCING ACTIVITIES
Proceeds from issuance
  of notes payable to
  shareholders........       50,000     1,500,000            --        2,111,395              --            --        2,111,395
Repayment of notes
  payable to
  shareholders........      (32,794)           --            --         (298,972)             --            --         (298,972)
Proceeds from issuance
  of preferred
  stock...............    2,258,331     6,271,016    11,553,167       22,274,014              --            --       22,274,014
Proceeds from issuance
  of common stock.....           --           220        40,953           57,068              --        52,721          109,789
Repurchase of common
  stock...............       (6,574)           --            --           (6,574)             --            --           (6,574)
Proceeds from sale of
  equipment in sale-
  leaseback
  transaction.........           --            --       389,621          389,621              --            --          389,621
Notes receivable from
  officers............           --            --      (150,444)        (150,444)             --       (11,703)        (162,147)
Payments on lease
  obligations.........           --            --       (90,116)         (90,116)             --       (20,220)        (110,336)
                        -----------   -----------   -----------     ------------     -----------   ------------   -------------
Net cash provided by
  financing
  activities..........    2,268,963     7,771,236    11,743,181       24,285,992              --        20,798       24,306,790
                        -----------   -----------   -----------     ------------     -----------   ------------   -------------
Net increase in cash
  and cash
  equivalents.........      649,068     4,154,952     6,030,443       12,117,355      (1,339,520)   (1,337,894)      10,779,461
Cash and cash
  equivalents at
  beginning of
  period..............    1,282,892     1,931,960     6,086,912               --       6,086,912    12,117,355               --
                        -----------   -----------   -----------     ------------     -----------   ------------   -------------
Cash and cash
  equivalents at end
  of period...........  $ 1,931,960   $ 6,086,912   $12,117,355     $ 12,117,355     $ 4,747,392   $10,779,461     $ 10,779,461
                        ===========   ===========   ===========     ============     ===========   ============   =============
SUPPLEMENTAL
  DISCLOSURE OF CASH
  FLOW INFORMATION
Common stock issued in
  exchange for
  equipment...........  $        --   $        --   $        --     $     20,000     $        --   $        --     $     20,000
                        ===========   ===========   ===========     ============     ===========   ============   =============
Common stock issued in
  exchange for notes
  receivable..........  $        --   $    84,700   $   142,544     $    227,244     $        --   $   204,157     $    431,401
                        ===========   ===========   ===========     ============     ===========   ============   =============
Preferred stock issued
  in exchange for
  debt................  $    50,000   $ 1,500,000   $        --     $  1,812,423     $        --   $        --     $  1,812,423
                        ===========   ===========   ===========     ============     ===========   ============   =============
Acquisition of
  equipment under
  capital leases......  $        --   $        --   $   584,526     $    584,526     $        --   $   149,294     $    733,820
                        ===========   ===========   ===========     ============     ===========   ============   =============


                            See accompanying notes.

                              ARADIGM CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
      (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Description of Business

     Aradigm Corporation (the "Company") was incorporated in the State of California on January 30, 1991. Since inception, the Company has been engaged in the development of non-invasive pulmonary drug delivery products. The Company's principal activities to date have been conducting research and development, recruiting personnel, focusing on business development, raising capital and acquiring assets. Accordingly, the Company is considered a development stage company.

  Basis of Presentation

     The Company expects increasing losses over the next several years as development efforts continue. The Company plans to meet its capital requirements primarily through issuances of equity securities, research and development contract revenue, capital lease financing, and in the longer term, revenue from product sales. If the financing arrangements contemplated by management are not consummated, the Company may have to seek other sources of capital or reevaluate operating plans.

  Interim Financial Information

     The financial information at March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for the interim periods are not necessarily indicative of the results for the entire year.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash and cash equivalents in depository and money market accounts with a single financial institution. The recorded amounts approximate fair value.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets (ranging from three to five years). Machinery and equipment acquired under capital leases is amortized over the useful lives of the respective assets or the lease period, whichever is shorter, using the straight-line method.

  Stock-Based Compensation


     In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") was issued and is effective for the Company's fiscal year 1996. As permitted under SFAS 123, the Company intends to continue to account for stock options in accordance with APB Opinion No. 25 and will make the necessary pro forma disclosures mandated by SFAS 123 beginning in 1996.

                              ARADIGM CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
      (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

  Revenue Recognition

     Contract revenues consists of revenue from a research agreement and a feasibility study. Revenue is generally recognized in accordance with the terms of the milestones set forth in the related agreements. Deferred revenue represents the portion of research payments received which have not been earned.

  Net Loss Per Share

     Except as noted below, net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method) when their effect is dilutive. In addition, pursuant to Securities and Exchange Commission Staff Accounting Bulletins and Staff policy, such computations include the effect of all dilutive and antidilutive common and common equivalent shares issued within 12 months of the proposed public offering date as if they were outstanding for all periods presented determined using the treasury stock method and the estimated per share public offering price.

     Per share information calculated on the above basis is as follows (shares in thousands):

                                                  YEARS ENDED               THREE MONTHS ENDED
                                                  DECEMBER 31,                  MARCH 31,
                                         ------------------------------     ------------------
                                          1993        1994        1995       1995        1996
                                         -------     -------     ------     -------     ------
    Net loss per share.................  $ (0.48)    $ (1.06)    $(1.47)    $ (0.31)    $(0.40)
                                         =======     =======     ======     =======     ======
    Shares used in computing net loss
      per share........................    3,468       3,537      3,692       3,625      4,006
                                         =======     =======     ======     =======     ======

  Pro Forma Net Loss Per Share

     Pro forma net loss per share has been computed as described above and also gives effect, even if antidilutive, to common equivalent shares from convertible preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the if-converted method) (see Note 8).

2. RESEARCH AGREEMENTS

     In January 1994, the Company entered into a research agreement with a pharmaceutical company to develop a modified version of the Company's breath-actuated, volatile propellant delivery device and to conduct certain performance studies. The agreement provided for a payment of $125,000 upon execution and $125,000 upon acceptance by the pharmaceutical company of certain specified deliverables. Costs associated with research and development activities attributable to this agreement approximated the revenues recognized and are included in research and development expenses in the accompanying financial statements. Under this agreement, revenues of $125,000 were recognized both in 1994 and in 1995.


     In December 1995, the Company entered into a feasibility agreement with a pharmaceutical company to determine the feasibility of using the Company's AERx Pulmonary Drug Delivery System for the delivery of specified drugs. The agreement provides for a payment of $260,000 upon execution. Under this agreement, revenues of $30,000 and $86,250 were recognized in 1995 and for the three months ended March 31, 1996, respectively. Costs associated with research and development activities attributable to this agreement are expected to approximate the revenues recognized and are included in research and development expenses in

                              ARADIGM CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
      (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

the accompanying financial statements. The agreement also provides the pharmaceutical company with a six-month option to enter into a development and commercialization agreement with the Company at the conclusion of the feasibility study. This option expires six months after the completion of the feasibility study.

3. PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following:

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                     1994          1995
                                                                   ---------     ---------
    Machinery and equipment......................................  $ 191,178     $ 340,469
    Furniture and fixtures.......................................     12,758       153,992
    Lab equipment................................................         --       222,845
    Computer equipment and software..............................    137,721       240,725
                                                                   ---------     ---------
                                                                     341,657       958,031
    Less accumulated depreciation and amortization...............   (129,185)     (321,680)
                                                                   ---------     ---------
                                                                   $ 212,472     $ 636,351
                                                                   =========     =========

     Property and equipment at December 31, 1995 includes assets under capitalized leases of approximately $585,000 (none in 1994). Accumulated amortization related to leased assets was approximately $99,000 at December 31, 1995 (none in 1994).

4. LEASES AND COMMITMENTS


     In June 1995, as part of a sale-leaseback transaction, the Company entered into a $1,750,000 capital lease line of credit for financing of equipment. At December 31, 1995 and March 31, 1996 approximately $1,200,000 and $1,000,000 was available under the lease line of credit arrangement. The draw down period under the lease line of credit expires October 1, 1996. Amounts borrowed under the line of credit bear interest at 10.4% and are collateralized by the equipment purchased. Under the terms of the master lease agreement, the Company will have the option to purchase the leased equipment at a negotiated price at the end of the 42-month lease term.


     The Company occupies two facilities under operating leases. The first lease commenced in November 1992 and expires in November 1997. The second lease commenced in March 1995 and expires in February 1998.

                              ARADIGM CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
      (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

     Future minimum lease payments under operating and capital leases at December 31, 1995 are as follows:

                                                                   OPERATING      CAPITAL
                                                                    LEASES        LEASES
                                                                   ---------     ---------
    Years ending December 31:
      1996.......................................................  $  87,400     $ 198,431
      1997.......................................................     91,160       198,431
      1998.......................................................      8,640       185,879
      1999.......................................................         --        11,671
      2000.......................................................         --            --
                                                                    --------      --------
    Total minimum lease payments.................................  $ 187,200       594,412
                                                                    ========
    Less amount representing interest............................                 (100,002)
                                                                                  --------
    Present value of future lease payments.......................                  494,410
    Current portion of capital lease obligations.................                 (167,003)
                                                                                  --------
    Noncurrent portion of capital lease obligations due after one
      year.......................................................                $ 327,407
                                                                                  ========

     Rent expense under operating leases totaled $48,559, $61,357 and $76,320 for the years ended December 31, 1993, 1994 and 1995, respectively, and $219,786 for the period from inception (January 30, 1991) through December 31, 1995.

     In February 1996, the Company entered into a third operating lease for a new facility. This lease expires in February 1999 and is cancelable after the thirteenth month of the lease term if satisfactory expansion space is not made available to the Company by the landlord. Future minimum payments for this facility lease at March 31, 1996 total $91,653.

5. SHAREHOLDERS' EQUITY

  Preferred Stock

     The Company is authorized to issue 10,000,000 shares of preferred stock in one or more series. The board of directors is authorized to determine the rights, preferences, privileges and restrictions of any unissued series of preferred stock and to fix the number of shares of any series and the designation of any series.

     Preferred stock designated and outstanding consists of the following:

                                SHARES DESIGNATED                     SHARES ISSUED AND OUTSTANDING
                      -------------------------------------       -------------------------------------
                           DECEMBER 31,                                DECEMBER 31,
                      -----------------------     MARCH 31,       -----------------------     MARCH 31,
                        1994          1995          1996            1994          1995          1996
                      ---------     ---------     ---------       ---------     ---------     ---------
Series A............    214,596       214,596       214,596         199,592       199,592       199,592
Series B............    900,000       900,000       900,000         803,441       803,441       803,441
Series C............    735,000       735,000       735,000         645,831       645,831       645,831
Series D............  2,250,000     2,250,000     2,250,000       1,854,594     1,854,594     1,854,594
Series E............         --     2,115,000     2,115,000              --     2,108,452     2,108,452
                      ----------    ----------    ----------      ----------    ----------    ----------
          Total.....  4,099,596     6,214,596     6,214,596       3,503,458     5,611,910     5,611,910
                      ==========    ==========    ==========      ==========    ==========    ==========

     Each share of preferred stock is convertible at the option of the shareholder into shares of common stock based on a "Conversion Rate," which is defined as the respective original issue price of the Series A, Series B,

                              ARADIGM CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
      (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

Series C, Series D and Series E shares divided by the Conversion Price at the time in effect for such shares. The initial Conversion Price is the respective original issue price of the preferred stock and is subject to adjustment for the issuance of additional common stock. The current Conversion Rate is one share of common stock for one share of preferred stock.

     Each share of preferred stock will automatically convert into common stock upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock of the Company to the public at an aggregate offering price of not less than $15,000,000.

     In the event of any voluntary or involuntary liquidation, the holders of preferred stock will be entitled to receive, prior and in preference to any distributions of any assets or surplus funds of the Company to the holders of common stock, an amount equal to $0.67, $2.90, $3.60, $4.23 and $6.00 per share for each share of Series A, B, C, D and E convertible preferred stock, respectively, plus all declared and unpaid dividends. If the assets and funds to be distributed are insufficient to permit the payment of the full preferential amounts to the preferred shareholders, the entire assets and funds of the Company will be distributed ratably among the preferred shareholders in proportion to the preferential amount each such shareholder is otherwise entitled to receive.

     In the event funds are sufficient to make a complete distribution to the preferred shareholders as described above, the remaining assets of the Company will be distributed to the holders of common stock pro rata based on the number of shares of common stock held by each shareholder.

     Holders of Series B, Series C, Series D and Series E preferred shares are entitled to receive, prior and in preference to any declaration or payment of any dividend on Series A preferred shares or common shares, if and when declared by the board of directors, a noncumulative dividend of $0.24 per share for Series B shares, $0.29 per share for Series C shares, $0.34 per share for Series D and $0.44 per share for Series E shares per annum or, if greater, an amount equal to that paid on common shares on an as-converted basis.

     Holders of Series A preferred shares are entitled to receive, prior and in preference to any declaration or payment of any dividend on common shares, if and when declared by the board of directors, a noncumulative dividend at the rate determined by the board of directors, which must be at least equal to that paid on common shares on an as-converted basis.

     Each share of preferred stock is entitled to the same number of votes as the number of shares of common stock into which it is convertible. At December 31, 1995 and March 31, 1996, the Company has reserved 5,611,910 shares of its common stock for issuance upon conversion of its preferred stock.

  Stock Warrants


     In March and July of 1992, in consideration of the cancellation of certain indebtedness to shareholders the Company issued warrants that entitle the holders to purchase convertible preferred stock. These warrants are presently exercisable for the purchase of up to 55,172 shares of Series E convertible preferred stock at $1.45 per share and are exercisable through June 30, 1997.


     In August 1992, in conjunction with the issuance of a note to a shareholder, the Company issued a warrant that entitles the holder to purchase 15,000 shares of Series A convertible preferred stock at an exercise price of $1.67 per share. These warrants are exercisable through the earlier of an initial public offering or August 31, 1996.

                              ARADIGM CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
      (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

     In July 1994, in conjunction with the issuance of notes to shareholders, the Company issued warrants that entitle the holder to purchase convertible preferred stock. These warrants are presently exercisable into 88,719 shares of Series D convertible preferred stock at an exercise price of $4.23 per share. These warrants are exercisable through the earlier of an initial public offering or June 30, 1999.

     In June 1995, in conjunction with a master lease agreement, the Company issued a warrant that entitles the holder to purchase 37,500 shares of Series D convertible preferred stock at an exercise price of $4.23 per share. This warrant is exercisable through June 9, 2005 or two years from the effective date of the Company's initial public offering, whichever is earlier.

     At March 31, 1996 and December 31, 1995, the Company has reserved 196,391 shares of its common stock for issuance upon conversion of its preferred stock warrants.


     No amounts have been recorded by the Company for the above warrant issuances, as the amounts were determined to be immaterial at the time of issuance.


  1992 Stock Option Plan

     In May 1992, the Company adopted a stock option plan (the "Plan"). Options granted under this Plan may be either incentive stock options or nonstatutory stock options. At December 31, 1995 and March 31, 1996, the Company had authorized 975,000 and 1,230,000 shares, respectively, of common stock for issuance under the Plan. Options granted under the Plan expire no later than ten years from the date of grant. For incentive stock options and nonstatutory stock option grants, the option price shall be at least 100% and 85%, respectively, of the fair value on the date of grant, as determined by the board of directors. If, at any time the Company grants an option, and the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant.

     Options are exercisable upon grant and generally vest over a period of four years from the date of grant. Stock issued to employees of the Company under stock options is subject to stock repurchase agreements whereby the Company has the option to repurchase the unvested shares upon termination of employment for any reason with or without cause at the original issue price. In 1995, the Company repurchased 7,029 shares (none in 1994), in accordance with these agreements. As of December 31, 1995, 391,860 shares remained subject to repurchase. Options may be granted with different vesting terms from time to time.

                              ARADIGM CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
      (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

     A summary of activity under the Plan is as follows:

                                                        SHARES            OPTIONS OUTSTANDING
                                                     AVAILABLE FOR     -------------------------
                                                       GRANT OF        NUMBER OF      PRICE PER
                                                        OPTIONS         SHARES          SHARE
                                                     -------------     ---------     -----------
    Balance at December 31, 1992...................      463,200         121,800     $0.10-$0.33
      Options granted..............................     (163,200)        163,200        $0.33
                                                         -------         -------     -----------
    Balance at December 31, 1993...................      300,000         285,000     $0.10-$0.33
      Shares authorized............................      225,000              --         $--
      Options granted..............................     (254,175)        254,175     $0.33-$0.37
                                                         -------         -------     -----------
    Balance at December 31, 1994...................      270,825         539,175     $0.10-$0.37
      Shares authorized............................      150,000              --         $--
      Options granted..............................     (290,550)        290,550     $0.33-$0.43
      Options exercised............................           --        (335,876)    $0.33-$0.43
      Options canceled.............................       41,607         (41,607)    $0.33-$0.43
                                                         -------         -------     -----------
    Balance at December 31, 1995...................      171,882         452,242     $0.10-$0.43
      Shares authorized (unaudited)................      255,000              --         $--
      Options granted (unaudited)..................     (265,921)        265,921     $0.57-$2.00
      Options exercised (unaudited)................           --        (629,474)    $0.10-$0.57
                                                         -------         -------     -----------
    Balance at March 31, 1996 (unaudited)..........      160,961          88,689     $0.10-$2.00
                                                         =======         =======     ===========

     At December 31, 1995 and March 31, 1996, the Company has reserved 624,124 and 249,650 shares, respectively, of its common stock for issuance upon exercise of options.

  Deferred Compensation

     The Company has recorded deferred compensation expense of $265,929 for the difference between the grant price and the deemed fair value of certain of the Company's common stock options granted in 1996. This amount is being amortized over the vesting period of the individual options, generally a 48-month period. Deferred compensation expense recognized in the period ended March 31, 1996 totaled $33,000.

6. RELATED PARTY TRANSACTIONS

     In May 1994, the Company issued 225,000 shares of common stock at fair value to an officer of the Company in exchange for an $82,500 full recourse promissory note. Twenty-five percent (56,250) of the common shares vested on June 30, 1995. The remaining shares vest at a rate of 6.25% at the end of each calendar quarter for 12 quarters subsequent to June 30, 1995. Under certain circumstances, unvested shares are subject to repurchase by the Company. The promissory note bears interest at 7% per annum and is due and payable on July 1, 1999.

     At December 31, 1995, the Company holds two additional notes receivable totaling $150,444 from officers of the Company; the first of which is a $60,444 promissory note bearing interest at 6% per annum and is due and payable on February 7, 2001. The note is collateralized by certain personal assets of the officer. The second note is a $90,000 full recourse promissory note bearing no interest and is due and payable on September 18, 1998.

                              ARADIGM CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
      (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

     At December 31, 1995, the fair value of these notes is not materially different from their carrying values. The fair values were estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms of borrowers of similar credit quality.

7. INCOME TAXES

     The Company uses the liability method to account for income taxes as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rules and laws that will be in effect when the differences are expected to reverse.

     Significant components of the Company's deferred tax assets (in thousands) are as follows at December 31, 1994 and 1995:

                                                                        1994        1995
                                                                       -------     -------
    Net operating loss carryforward..................................  $ 2,470     $ 4,520
    Research and development credit carryforward.....................      340         476
    Other............................................................       34          51
                                                                       -------     -------
    Gross deferred tax assets........................................    2,844       5,047
    Valuation allowance..............................................   (2,844)     (5,047)
                                                                       -------     -------
    Net deferred tax assets..........................................  $    --     $    --
                                                                       =======     =======

     The valuation allowance increased by $691,000, $1,647,000 and $2,203,000 in 1993, 1994 and 1995, respectively.

     At December 31, 1995, the Company had net operating loss carryforwards of approximately $11,478,000 for federal income tax purposes expiring in the years 2006 through 2010 and net operating losses for state income tax purposes of $10,296,000 expiring in the years 1997 through 2000. At December 31, 1995, the Company had research and development credit carryforwards for federal income tax purposes of approximately $379,000, which expire in the years 2006 through 2010.

     Because of the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's tax net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

8. SUBSEQUENT EVENTS

  Proposed Public Offering and Related Matters

     On April 16, 1996, the board of directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission offering its common stock to the public. If the offering is consummated under the terms presently anticipated, all of the preferred stock outstanding will convert into 5,611,910 shares of common stock. Unaudited pro forma shareholders' equity as adjusted for the assumed conversion of the preferred stock is set forth on the accompanying balance sheet.

     In conjunction with the registration, the board of directors approved, subject to shareholders' approval, a three-for-two stock split of the common stock. The stock split is expected to become effective prior to the

                              ARADIGM CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
      (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

effective date of the offering. All the share and per share data in the accompanying financial statements has been adjusted retroactively to give effect to the stock split.

     Upon completion of this offering the board of directors will have authority to issue up to 5,000,000 shares of preferred stock and 40,000,000 shares of common stock. The board of directors have the authority to fix the price, rights, preferences, privileges and restrictions, including voting rights, of the preferred shares without any further vote or action by the shareholders.

  Stock Option and Stock Purchase Plans

     In April 1996, the Company's board of directors adopted, subject to the shareholders' approval, the 1996 Equity Incentive Plan, which amends and restates the 1992 Stock Option Plan, and under which the Company is authorized to grant up to 1,980,000 options for the Company's common stock with similar terms to the 1992 Stock Option Plan.

     In April 1996, the Company's board of directors adopted, subject to the shareholders' approval, the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") which authorizes the issuance of 225,000 options for the Company's common stock. Pursuant to the terms of the Directors' Plan, each person serving as a director of the Company who is not an employee of the Company (a "Non-Employee Director") shall upon the date such person first becomes a Non-Employee Director after the effectiveness of the initial public offering of the Company's Common Stock automatically be granted an option to purchase 7,500 shares of Common Stock. In addition, on each anniversary of the effectiveness of the initial public offering each Non-Employee Director will automatically be granted an option to purchase 7,500 shares of Common Stock (pro-rated for Non-Employee Directors with less than a full year's tenure). Options under the Directors' Plan will vest in four equal, quarterly installments commencing on the date of the grant of the option.

     In April 1996, the Company's board of directors adopted, subject to the shareholders' approval, the Employee Stock Purchase Plan (the "Purchase Plan") which authorizes the issuance of 150,000 shares of common stock.

- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY A SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                         ------------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    6
Use of Proceeds........................   14
Dividend Policy........................   14
Capitalization.........................   15
Dilution...............................   16
Selected Financial Data................   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   18
Business...............................   21
Management.............................   40
Certain Transactions...................   46
Principal Shareholders.................   48
Description of Capital Stock...........   50
Shares Eligible for Future Sale........   52
Underwriting...........................   54
Legal Matters..........................   55
Experts................................   55
Change in Accountants..................   55
Additional Information.................   55
Index to Financial Statements..........  F-1


                         ------------------------------
     UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
                                2,500,000 SHARES

                                      LOGO

                                  COMMON STOCK
                         ------------------------------
                                   PROSPECTUS
                         ------------------------------
                                COWEN & COMPANY

                            OPPENHEIMER & CO., INC.

                            INVEMED ASSOCIATES, INC.

                                            , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                      APPENDIX -- DESCRIPTION OF GRAPHICS

Page 2
                            PULMONARY DRUG DELIVERY
                             NUCLEAR IMAGING STUDY

These images show the deposition pattern of a radiolabeled asthma drug (shown in red) given to healthy volunteers. The outline of the lungs is shown in blue. The image on the left shows aerosol deposition with fast inhalation and medication delivered late in the breath. Note deposition of a large amount of drug in the stomach. The image on the right shows deposition with slow inhalation and medication delivered early in the breath. Note increased deposition in the lungs. Since proper inhalation technique is needed to achieve effective pulmonary drug delivery, Aradigm systems are designed to guide the patient to inhale slowly and evenly and to automatically deliver a drug aerosol early in the breath

PRODUCTS BASED ON THE COMPANY'S SMARTMIST AND AERx SYSTEMS ARE IN VARIOUS STAGES OF RESEARCH OR DEVELOPMENT AND ONLY THE INITIAL VERSION OF THE SMARTMIST ASTHMA MANAGEMENT SYSTEM HAS BEEN CLEARED BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION FOR COMMERCIAL SALE. THERE CAN BE NO ASSURANCE THAT THE COMPANY'S PRODUCTS WILL BE SUCCESSFULLY DEVELOPED OR APPROVED BY REGULATORY AUTHORITIES FOR COMMERCIAL SALE.

Two images of the human lungs which show the deposition pattern of a radiolabeled asthma drug.

Gatefold Left Page

                      AERX PULMONARY DRUG DELIVERY SYSTEM
                          INTRAVENOUS PAIN MANAGEMENT
                          AERX PAIN MANAGEMENT SYSTEM

The AERx Pulmonary Drug Delivery system is designed to enhance the delivery and effectiveness of a number of existing and development stage drugs, thereby reducing the need for injectable drug therapy. The picture on the left depicts an individual receiving morphine using a patient controlled intravenous pump system requiring the use of a needle-inserted intravenous catheter. The picture on the right depicts the individual demonstrating the administration of morphine using a mock-up of Aradigm's AERx Pain Management System which is being developed to deliver morphine systemically by inhalation.

PRODUCTS BASED ON THE COMPANY'S SMARTMIST AND AERx SYSTEMS ARE IN VARIOUS STAGES OF RESEARCH OR DEVELOPMENT AND ONLY THE INITIAL VERSION OF THE SMARTMIST ASTHMA MANAGEMENT SYSTEM HAS BEEN CLEARED BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION FOR COMMERCIAL SALE. THERE CAN BE NO ASSURANCE THAT THE
COMPANY'S PRODUCTS WILL BE SUCCESSFULLY DEVELOPED OR APPROVED BY REGULATORY AUTHORITIES FOR COMMERCIAL SALE.

(Photo on Left)

A picture depicting an individual receiving morphine using a patient controlled intravenous pump system.

(Photo on Right)

A picture depicting an individual demonstrating the administration of morphine using a mock-up of Aradigm's hand-held AERx Pain Management System.

Gatefold Right Page

The above illustration is an artist's conception of the Company's AERx Pulmonary Drug Delivery System. The AERx system is designed to produce aerosols from unit dose packages of liquid formulations of drugs for delivery to the lung or to the blood stream through the lung. The Company intends to commence United States Phase I clinical trials for the delivery of morphine for acute pain management using a bench prototype of the AERx system (not shown). In addition, the Company is conducting clinical feasibility studies for the delivery of insulin and a lung diagnostic agent.

An illustration of an individual using a mock-up of the Company's AERx Pulmonary Drug Delivery System.

Page 22

An illustration of the conducting airways within the lung and an illustration of the alveoli.

Page 25

Two illustrations of the AERx disposable unit dose package with large arrows which depict the piston action that compresses the unit dose package and small arrows which show the path the drug product will take after the package is compressed by the piston and the drug is released.

Page 29

A graph which depicts plasma levels following morphine delivery using the AERx system. The X axis measures time and the Y axis measures plasma morphine concentration.

Inside Back Cover

                       SMARTMIST ASTHMA MANAGEMENT SYSTEM

PRODUCTS BASED ON THE COMPANY'S SMARTMIST AND AERx SYSTEMS ARE IN VARIOUS STAGES OF RESEARCH OR DEVELOPMENT AND ONLY THE INITIAL VERSION OF THE SMARTMIST
ASTHMA MANAGEMENT SYSTEM HAS BEEN CLEARED BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION FOR COMMERCIAL SALE. THERE CAN BE NO ASSURANCE THAT THE
COMPANY'S PRODUCTS WILL BE SUCCESSFULLY DEVELOPED OR APPROVED BY REGULATORY AUTHORITIES FOR COMMERCIAL SALE.

The Company is developing the SmartMist Asthma Management System, a mock-up of which is shown above, to improve the self-administration of asthma drugs using conventional metered dose inhalers ("MDIs") by ensuring proper breath control and patient compliance. The patient inserts a standard MDI into the SmartMist device and inhales normally through the mouthpiece. Using indicator lights, the SmartMist system guides the patient to breathe slowly and evenly, automatically actuating the MDI early during the breath. The SmartMist system records the time and date of each drug administration and other data, including peak flow measurements, enabling the health care professional to enhance patient management and compliance.

Three successive pictures which depict an individual's hand inserting a standard metered dose inhaler into a mock-up of the Company's SmartMist device.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the shares of Common Stock being registered. All the amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market application fee.


    Registration fee........................................................  $ 12,888.00
    NASD filing fee.........................................................     4,237.50
    Nasdaq National Market application fee..................................    35,000.00
    Blue sky qualification fee and expenses.................................    20,000.00
    Printing and engraving expenses.........................................   150,000.00
    Legal fees and expenses.................................................   300,000.00
    Accounting fees and expenses............................................   170,000.00
    Transfer agent and registrar fees.......................................    10,000.00
    Directors and officers liability insurance..............................   150,000.00
    Miscellaneous...........................................................    47,874.50
                                                                               ----------
              Total.........................................................  $900,000.00
                                                                               ==========


ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company's Amended and Restated Articles of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by California law and (ii) permit the Company to indemnify its directors and officers, employees and other agents to the fullest extent permitted by the California Corporations Code (the "Corporations Code"). Pursuant to Section 317 of the Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against any expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend.

     The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since March 1993, the Registrant has sold and issued the following unregistered securities:

           (1) In December 1993, the Company sold an aggregate of 645,831 shares of the Company's Series C Preferred Stock to certain employee and non-employee investors for an aggregate purchase price of $2,325,004.

           (2) In May 1994, the Company issued and sold to Richard P. Thompson, President, Chief Executive Officer and a director of the Company, an aggregate of 225,000 shares of its Common Stock for an aggregate purchase price of $82,500, payable pursuant to a secured promissory note, with interest due and payable annually and the principal amount due and payable in July 1999.


           (3) In July 1994, the Company issued certain warrants to purchase shares of the Company's Preferred Stock to Brentwood Associates VI, L.P., Technology Venture Investors-IV, Sequoia Capital V and Sequoia XXIV, which warrants are exercisable for an aggregate of 88,719 shares of Series D Preferred Stock.


           (4) In December 1994, the Company sold an aggregate of 1,854,594 shares of the Company's Series D Preferred Stock to certain employee and non-employee investors for an aggregate purchase price of $7,838,833.

           (5) In December 1995, the Company sold an aggregate of 2,108,452 shares of the Company's Series E Preferred Stock to certain employee and non-employee investors for an aggregate purchase price of $11,596,511.

           (6) In May 1995, the Company issued and sold to R. Ray Cummings, Vice President of Business Development of the Company, an aggregate of 67,500 shares of its Common Stock for an aggregate purchase price of $29,250, payable pursuant to a secured promissory note with interest due and payable annually and the principal amount due and payable on July 1, 2000.

          (7) In June 1995, the Company issued a warrant to purchase 37,500 shares of the Company's Series D Preferred Stock at an exercise price of $4.226 per share to Comdisco, Inc. in connection with an equipment lease.

          (8) From May 1992 to April 1996, the Company granted stock options to employees, directors and consultants covering an aggregate of 1,110,649 shares of the Company's Common Stock, at an average exercise price varying from $0.10 to $4.00. Of such shares, 980,352 shares have been issued and sold pursuant to the exercise of such options. Options to purchase 41,607 shares of Common stock have been canceled or have lapsed without being exercised or otherwise been cancelled.

     The sale and issuance of securities in the transactions described in paragraphs (1) and (3) through (5) and (7) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) adopted thereunder. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificate issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

     The sales and issuances of securities in the transactions described in paragraphs (2), (6) and (8) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder, in that they were issued either pursuant to written compensatory benefits plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS.


EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
- -------  ------------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement among Cowen & Company, Oppenheimer & Co., Inc.,
         Invemed Associates, Inc. and the Company.
 *3.1    Amended and Restated Articles of Incorporation of the Company.
 *3.2    Form of Amended and Restated Articles of Incorporation of the Company to be filed prior to the effective date of this offering.
 *3.3    Form of Amended and Restated Articles of Incorporation of the Company to be filed immediately after the closing of the offering.
 *3.4    Bylaws of the Company.
 *3.5    Form of Bylaws adopted prior to the effective date.
  4.1    Reference is made to Exhibits 3.1 through 3.5.
  4.2    Specimen stock certificate.
 *4.3    Amended and Restated Investor Rights Agreement, dated December 22, 1995, among the
         Company and certain of its shareholders.
 *5.1    Opinion of Cooley Godward Castro Huddleson & Tatum.
*10.1    Form of Indemnity Agreement between the Registrant and each of its directors and officers.
*10.2    The Company's Equity Incentive Plan, as amended (the "Equity Incentive Plan").
*10.3    Form of the Company's Incentive Stock Option Agreement under the Equity Incentive
         Plan.
*10.4    Form of the Company's Nonstatutory Stock Option Agreement under the Equity Incentive
         Plan.
*10.5    Form of the Company's Non-Employee Directors' Stock Option Plan.
*10.6    Form of the Company's Nonstatutory Stock Option Agreement under the Non-Employee
         Directors' Stock Option Plan.
*10.7    Form of the Company's Employee Stock Purchase Plan.
*10.8    Form of the Company's Employee Stock Purchase Plan Offering Document.
*10.9    Lease Agreement for the property located at 26219 Eden Landing Road, Hayward,
         California, dated November 1992 and amended November 29, 1994, between the Company and Hayward Point Eden I Limited Partnership.
*10.10   Lease Agreement for the property located at 26224 Executive Place, Hayward,
         California, dated November 29, 1994, and amended January 30, 1995, between the
         Company and Hayward Point Eden I Limited Partnership.
*10.11   Lease Agreement for the property located at 3930 Point Eden Way, Hayward,
         California, dated February 21, 1996, between the Company and Hayward Point Eden I
         Limited Partnership.
*10.12   Stock Purchase Agreement and related agreements, including Promissory Note, dated
         May 19, 1994, between the Company and Richard P. Thompson.
*10.13   Stock Purchase Agreement and related agreements, including Promissory Note, dated
         May 23, 1995, between the Company and R. Ray Cummings.
*10.14   Note Agreement and Promissory Note Secured by Deed of Trust, dated May 1, 1995, between the Company and R. Ray Cummings.
*10.15   Promissory Note, dated October 26, 1995, between the Company and Igor Gonda.
*10.16   Promissory Note, dated December 27, 1995, between the Company and Igor Gonda.
*10.17   Warrant to Purchase Preferred Stock issued to Professional Liability Newsletter
         Trust Fund, David S. Rubsamen, M.D., TTEE, dated August 13, 1992.
*10.18   Warrant to Purchase Preferred Stock issued to Lester John Lloyd, dated July 9, 1992.
*10.19   Warrant to Purchase Preferred Stock issued to Electronic Investments Ltd., dated
         March 20, 1992.
*10.20   Note and Warrant Purchase Agreement, between the Company and Brentwood Associates
         VI, L.P., Technology Venture Investors-IV, as nominee, Sequoia Capital XXIV and
         Sequoia Capital V, dated July 25, 1994.

EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
- -------  ------------------------------------------------------------------------------------
*10.21   Master Lease Agreement and Warrant, between the Company and Comdisco, Inc., dated
         June 9, 1995.
*11.1    Statement regarding computation of pro forma per share loss.
*16.1    Letter from Bregante + Company LLP regarding change in accountant.
 23.1    Consent of Ernst & Young LLP, Independent Auditors. Reference is made to page II-6.
 23.2    Consent of Bregante + Company LLP, Independent Auditors. Reference is made to page
         II-7.
 23.3    Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit
         5.1.
 24.1    Power of Attorney. Reference is made to page II-5.


- ------------------------------

* Previously filed.


     (B) FINANCIAL STATEMENT SCHEDULES.

     All financial statement schedules are omitted because they are not required, they are not applicable or the relevant information is already included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective, and
(2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HAYWARD, COUNTY OF ALAMEDA, STATE OF CALIFORNIA, ON THE 11TH DAY OF JUNE, 1996.


                                          ARADIGM CORPORATION

                                          By: RICHARD P. THOMPSON
                                            Richard P. Thompson
                                            President, Chief Executive Officer
                                              and
                                            Chief Financial Officer
                                            (Principal Executive Officer)


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



               SIGNATURE                                  TITLE                       DATE
- ----------------------------------------  -------------------------------------  ---------------
           RICHARD P. THOMPSON            President, Chief Executive Officer,    June 11, 1996
- ----------------------------------------  Chief Financial Officer and Director
          Richard P. Thompson             (Principal Executive Officer,
                                          Principal Financial Officer and
                                          Principal Accounting Officer)
          REID M. RUBSAMEN, M.D.*         Vice President of Medical Affairs,     June 11, 1996
- ----------------------------------------  Secretary and Director
         Reid M. Rubsamen, M.D.
            LESTER JOHN LLOYD*            Chairman of the Board of Directors     June 11, 1996
- ----------------------------------------
           Lester John Lloyd
         JARED A. ANDERSON, PH.D.*        Director                               June 11, 1996
- ----------------------------------------
        Jared A. Anderson, Ph.D.
           ROSS A. JAFFE, M.D.*           Director                               June 11, 1996
- ----------------------------------------
          Ross A. Jaffe, M.D.
        BURTON J. MCMURTRY, PH.D.*        Director                               June 11, 1996
- ----------------------------------------
       Burton J. McMurtry, Ph.D.
            GORDON W. RUSSELL*            Director                               June 11, 1996
- ----------------------------------------
           Gordon W. Russell
        FRED E. SILVERSTEIN, M.D.*        Director                               June 11, 1996
- ----------------------------------------
       Fred E. Silverstein, M.D.
            VIRGIL D. THOMPSON*           Director                               June 11, 1996
- ----------------------------------------
           Virgil D. Thompson
    *By:        RICHARD P. THOMPSON
          Richard P. Thompson,
            Attorney-in-Fact

                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts," and to the use of our report dated February 23, 1996 (except Note 8, as to which the date
is June   , 1996), in Amendment No. 1 to the Registration Statement (Form S-1)
and related Prospectus of Aradigm Corporation for the registration of 2,875,000 shares of its common stock.


                                                               ERNST & YOUNG LLP


Palo Alto, California


- --------------------------------------------------------------------------------


The foregoing consent is in the form that will be signed upon the completion of the stock split as described in Note 8 to the financial statements.


                                                               ERNST & YOUNG LLP

Palo Alto, California

June 6, 1996

                                                                    EXHIBIT 23.2



            CONSENT OF BREGANTE + COMPANY LLP, INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts," and to the use of our report dated February 22, 1994 in Amendment No. 1 of the Registration Statement (Form S-1) and related Prospectus of Aradigm Corporation for the registration of 2,875,000 shares of its common stock.



                                          Bregante + Company LLP



San Francisco, California


June 10, 1996

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                              DESCRIPTION OF DOCUMENT                               PAGE
- ------   ------------------------------------------------------------------------------   ----
  1.1    Form of Underwriting Agreement among Cowen & Company, Oppenheimer & Co., Inc.,
         Invemed Associates, Inc. and the Company......................................


 *3.1    Amended and Restated Articles of Incorporation of the Company.................
 *3.2    Form of Amended and Restated Articles of Incorporation of the Company to be
         filed prior to the effective date of this offering............................
 *3.3    Form of Amended and Restated Articles of Incorporation of the Company to be
         filed immediately after the closing of the offering...........................
 *3.4    Bylaws of the Company.........................................................
 *3.5    Form of Bylaws adopted prior to the effective date............................
 *4.1    Reference is made to Exhibits 3.1 through 3.5.................................
  4.2    Specimen stock certificate....................................................
 *4.3    Amended and Restated Investor Rights Agreement, dated December 22, 1995, among the Company and certain of its shareholders...................................
 *5.1    Opinion of Cooley Godward Castro Huddleson & Tatum............................
*10.1    Form of Indemnity Agreement between the Registrant and each of its directors and officers..................................................................
*10.2    The Company's Equity Incentive Plan, as amended (the "Equity Incentive
         Plan")........................................................................
*10.3    Form of the Company's Incentive Stock Option Agreement under the Equity
         Incentive Plan................................................................
*10.4    Form of the Company's Nonstatutory Stock Option Agreement under the Equity
         Incentive Plan................................................................
*10.5    Form of the Company's Non-Employee Directors' Stock Option Plan...............
*10.6    Form of the Company's Nonstatutory Stock Option Agreement under the
         Non-Employee Directors' Stock Option Plan.....................................
*10.7    Form of the Company's Employee Stock Purchase Plan............................
*10.8    Form of the Company's Employee Stock Purchase Plan Offering Document..........
*10.9    Lease Agreement for the property located at 26219 Eden Landing Road, Hayward,
         California, dated November 1992 and amended November 29, 1994, between the
         Company and Hayward Point Eden I Limited Partnership..........................
*10.10   Lease Agreement for the property located at 26224 Executive Place, Hayward,
         California, dated November 29, 1994, and amended January 30, 1995, between the
         Company and Hayward Point Eden I Limited Partnership..........................
*10.11   Lease Agreement for the property located at 3930 Point Eden Way, Hayward,
         California, dated February 21, 1996, between the Company and Hayward Point
         Eden I Limited Partnership....................................................
*10.12   Stock Purchase Agreement and related agreements, including Promissory Note, dated May 19, 1994, between the Company and Richard P. Thompson...............
*10.13   Stock Purchase Agreement and related agreements, including Promissory Note, dated May 23, 1995, between the Company and R. Ray Cummings...................
*10.14   Note Agreement and Promissory Note Secured by Deed of Trust, dated May 1,
         1995, between the Company and R. Ray Cummings.................................
*10.15   Promissory Note, dated October 26, 1995, between the Company and Igor Gonda...
*10.16   Promissory Note, dated December 27, 1995, between the Company and Igor
         Gonda.........................................................................
*10.17   Warrant to Purchase Preferred Stock issued to Professional Liability
         Newsletter Trust Fund, David S. Rubsamen, M.D., TTEE, dated August 13, 1992...
*10.18   Warrant to Purchase Preferred Stock issued to Lester John Lloyd, dated July 9,
         1992..........................................................................

EXHIBIT
NUMBER                              DESCRIPTION OF DOCUMENT                               PAGE
- ------   ------------------------------------------------------------------------------   ----
*10.19   Warrant to Purchase Preferred Stock issued to Electronic Investments Ltd., dated March 20, 1992..........................................................
*10.20   Note and Warrant Purchase Agreement, between the Company and Brentwood
         Associates VI, L.P., Technology Venture Investors-IV, as nominee, Sequoia
         Capital XXIV and Sequoia Capital V, dated July 25, 1994.......................
*10.21   Master Lease Agreement and Warrant, between the Company and Comdisco, Inc., dated June 9, 1995............................................................
*11.1    Statement regarding computation of pro forma per share loss...................
*16.1    Letter from Bregante + Company LLP regarding change in accountant.............
 23.1    Consent of Ernst & Young LLP, Independent Auditors. Reference is made to page
         II-6..........................................................................
 23.2    Consent of Bregante + Company LLP, Independent Auditors. Reference is made to page II-7.....................................................................
*23.3    Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to
         Exhibit 5.1...................................................................
 24.1    Power of Attorney. Reference is made to page II-5.


- ------------------------------

* Previously filed.